Exhibit 10.1

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of March 14, 2019 (this “Amendment”), among Flatiron Funding II, LLC, as borrower (the “Borrower”), the Lenders (as defined below) party hereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), CION Investment Corporation, as equityholder (the “Equityholder”), CION Investment Management, LLC, as collateral manager (in such capacity, the “Collateral Manager”), and U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”), as custodian (in such capacity, the “Custodian”) and as collateral administrator (in such capacity, the “Collateral Administrator”).

WHEREAS, the Borrower, Collateral Manager, the Administrative Agent, the Equityholder, the Collateral Agent, the Custodian, the Collateral Administrator, and the financial institutions from time to time party thereto as lenders (the “Lenders”) are parties to the Credit and Security Agreement, dated as of March 29, 2017 (as amended and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower and the Collateral Manager request that the Existing Credit Agreement be amended upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the Second Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

(a)       References Generally. References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

(b)       Amendments to the Existing Credit Agreement. The Existing Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower and the Collateral Manager represent and warrant to the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Administrator and the Custodian that as of the Second Amendment Effective Date:

(a)       each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

(b)       both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default shall have occurred and be continuing, or would result therefrom;

(c)       no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to this Amendment or the transactions contemplated hereby;

(d)       all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Amendment and otherwise referred to herein shall have been obtained and remain in effect; and

(e)       each of the conditions in Section 3 hereof has been satisfied or waived by the Administrative Agent (other than such conditions to the extent required to be satisfactory to the Administrative Agent or the Lenders).

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “Second Amendment Effective Date”), upon which each of the following conditions precedent shall be satisfied or waived by the Administrative Agent:

(a)       Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the parties hereto.

(b)       Payment of Fees and Expenses. The Administrative Agent shall have received all fees and expenses owing pursuant to a separate fee letter of even date herewith between the Borrower and the Administrative Agent.

(c)       Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Amendment and the transactions contemplated hereby and thereby and (ii) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment and the other Facility Documents to which it is a party.

(d)       Legal Opinion. The Administrative Agent shall have received the executed legal opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request.

(e)       Beneficial Ownership Certification. The Administrative Agent shall have received a duly executed Beneficial Ownership Certification in respect of the Borrower.

Section 4. Reference to and Effect Upon the Existing Credit Agreement.

(a)       Except as specifically amended or waived above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

(b)      The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Facility Document.

Section 5. Reaffirmation. Each of the Borrower and the Collateral Manager hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Credit Agreement.

Section 6. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 7. Costs and Expenses. Without limiting Section 12.04 of the Amended Credit Agreement, the Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Custodian incurred in connection with this Amendment, including without limitation all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent incurred in connection with the closing of the transactions contemplated by this Amendment.

Section 8. Governing Law. This Amendment, and the rights and obligations of the parties under this Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York.

Section 9. Custodian, Collateral Agent and Collateral Administrator. The Custodian, Collateral Agent and Collateral Administrator assume no responsibility for the correctness of the recitals contained herein, and the Custodian, Collateral Agent and Collateral Administrator shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Amendment and makes no representation with respect thereto. In entering into this Amendment, the Custodian, Collateral Agent and Collateral Administrator shall be entitled to the benefit of every provision of the Existing Credit Agreement relating to the conduct or affecting the liability of or affording protection to the Custodian, Collateral Agent and Collateral Administrator, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided.

Section 10. Direction. Citibank, N.A., as Lender, by its signature hereto represents and warrants that it is the sole Lender under the Existing Credit Agreement and authorizes and directs the Custodian, Collateral Agent and Collateral Administrator to execute this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FLATIRON FUNDING II, LLC,
as Borrower

By:	Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

[Signature Page to Second Amendment to Credit and Security Agreement]

CION INVESTMENT MANAGEMENT, LLC, as Collateral Manager

By:	Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

[Signature Page to Second Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	Victoria Chant
Name: Victoria Chant
Title: Vice President

[Signature Page to Second Amendment to Credit and Security Agreement]

CION INVESTMENT CORPORATION, as the Equityholder

By:	Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer

[Signature Page to Second Amendment to Credit and Security Agreement]

U.S. Bank National Association, as Collateral Agent and as Collateral Administrator

By:	Gayle Filomia
Name: Gayle Filomia
Title: Vice President

[Signature Page to Second Amendment to Credit and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	Gayle Filomia
Name: Gayle Filomia
Title: Vice President

[Signature Page to Second Amendment to Credit and Security Agreement]

Exhibit A

Conformed Through Second Amendment, dated March 14, 2019

CREDIT AND SECURITY AGREEMENT

Dated as of March 29, 2017

among

Flatiron Funding II, LLC,
as Borrower,

CION Investment Management, LLC,
as Collateral Manager,

CION Investment Corporation,

as Equityholder,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

and

U.S. Bank National Association,

as Custodian, Collateral Agent, and Collateral Administrator

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Date Report
Schedule 4	Information Obligations
Schedule 5	Moody’s Industry Classifications
Schedule 6	Closing Date Collateral Loans
Schedule 7	Approved Broker Dealers
Schedule 8	Notice Information
Schedule 9	Authorized Persons
Schedule 10	Diversity Score Calculations
Schedule 11	Credit and Collection Policy
Schedule 12	Loan Tape Information

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Forms of Tax Compliance Certificates

v

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of March 29, 2017, by and among FLATIRON FUNDING II, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CION Investment Management, LLC, a Delaware limited liability company, in its capacity as Collateral Manager, CION INVESTMENT CORPORATION, a Maryland corporation, in its capacity as Equityholder, the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), and U.S. Bank National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and as collateral administrator (in such capacity, the “Collateral Administrator”).

WITNESSETH:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.	Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Manager, the Collateral Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among Citigroup Global Markets Inc. and the Borrower setting forth the amounts payable by the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum, pro-rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed.

“Administrative Expenses” means the reasonable and documented fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian, the Collateral Administration and Agency Fee, and any other amounts and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents; provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Loan, the corresponding percentage for the type of such Eligible Collateral Loan:

Type of Eligible Collateral Loan	Advance Rate
Standard First Lien Loans	75%
Second Lien Loans	40%
Eligible Collateral Loans that have a Moody’s Rating of Caa2 or below or an S&P Rating of CCC or below	First Lien Loans: 40% Second Lien Loans: 20%
All other Eligible Collateral Loans	Case-by-case as determined by the Administrative Agent in its sole discretion

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Funded Spread” means, as of any date, the sum (for all Eligible Collateral Loans) of, in the case of each Eligible Collateral Loan that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the stated interest rate spread over such index multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; provided that, with respect to any Floor Obligation, the stated interest rate spread on such Eligible Collateral Loan over such index shall be deemed to be equal to the sum of (x) the stated interest rate spread over such index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over the LIBOR Rate as in effect.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan or Revolving Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means (a) during the Reinvestment Period, 2.00% per annum and (b) during the Amortization Period, 3.00% per annum; provided that upon the occurrence and during the continuance of an Event of Default, the Applicable Margin in effect at such time shall be increased by an additional 2.00% per annum.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Broker Dealer” means each qualified broker-dealer listed on Schedule 7 hereto or approved by the Administrative Agent in its absolute discretion.

“Asset Value” means, with respect to any Collateral Loan on the relevant date of determination, the amount (determined by the Administrative Agent and reported to the Collateral Administrator) equal to:

(a)       the lower of (i) the par amount of such Collateral Loan and (ii) the quoted bid-side price from MarkIt Partners, Loan Pricing Corp. or another independent nationally recognized loan pricing service selected by the Administrative Agent in its sole discretion, expressed as a dollar amount by multiplying such price by such Collateral Loan’s Principal Balance; provided that, if the Administrative Agent determines reasonably and in good faith that the quote of any such loan pricing service is not current or accurate, the Administrative Agent may reject such price; and otherwise

(b)       the Administrative Agent’s commercially reasonable determination of the net cash proceeds that would be received from the sale of such Collateral Loan.

If the Collateral Manager disputes the Asset Value of any Collateral Loan determined pursuant to the foregoing clauses (a) or (b), then the Collateral Manager may (at the sole expense of the Borrower) obtain Firm Bids (expressed as a dollar amount by multiplying such price by such Collateral Loan’s Principal Balance) from at least two Approved Broker Dealers trading in such Collateral Loan. The Asset Value of such Collateral Loan shall be the highest of such Firm Bids.

“Assigned Documents” has the meaning assigned to such term in Section 7.01(c).

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Automatic Commitment Reduction” has the meaning assigned to such term in Section 2.06(a)(ii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the then-applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any date of determination, the least of:

(a)	the Facility Amount minus the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b)	(i) the aggregate sum of the product of (A) the applicable Advance Rate for each Eligible Collateral Loan as of such date and (B) the Original Asset Value of such Eligible Collateral Loan (less the portion, if any, of such Eligible Collateral Loan allocated by the Borrower to the Excess Concentration Amount as of such date), plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account as of such date, minus (iii) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date; and

(c)	(i) the aggregate Original Asset Value of all Eligible Collateral Loans as of such date (less the portion, if any, of such Eligible Collateral Loan allocated by the Borrower to the Excess Concentration Amount) minus (ii) the Minimum Equity Amount, plus (iii) the amount of Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account as of such date, minus (iv) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Coverage Tests required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Test” means a test that will be satisfied at any time if (a) Advances Outstanding are less than or equal to (b) the Borrowing Base at such time.

“Borrowing Date” means the date of a Borrowing.

“Broadly Syndicated Loan” means, as of any date of determination, any Collateral Loan that (a) greater than 85% of the original outstanding principal or commitment amount thereof has been syndicated to lenders other than the Borrower and its Affiliates, (b) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (c) is secured by a pledge of collateral, which security interest is validly perfected and first-priority under Applicable Law (subject to liens permitted under the Underlying Loan Agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any State or agency) and (d) the Collateral Manager determines in good faith in accordance with the Collateral Management Standard that the value of the collateral securing such Collateral Loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the Principal Balance of such Collateral Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the LIBOR Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the LIBOR Rate), the term “Business Day” shall exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Caa/CCC Loan” means at any time, a Collateral Loan with a Moody’s Rating of “Caa1” or lower or an S&P Rating of “CCC+” or lower (based on tranche rating not corporate family rating).

“Cash” means Dollars immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Loan at any time, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Cash Interest Coverage Ratio” or comparable term, the ratio obtained by dividing (i) EBITDA by (ii) Cash Interest Expense of the related Obligor as of the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, but excluding any non-cash item to the extent included under such caption.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

(a)       the Equityholder ceases, at any time, to directly own 100% of the Borrower free and clear of any and all Liens or other encumbrances;

(b)       the Equityholder fails to be managed by the Collateral Manager;

(c)       Apollo Investment Management, L.P. ceases to hold at least one seat on the board of directors of the Collateral Manager or otherwise provide management and advisory services to the Collateral Manager and the Equityholder in its capacity as a member of the Collateral Manager on substantially similar terms as the Collateral Manager Operating Agreement;

(d)       the Collateral Manager (or a replacement investment adviser approved by the Lenders in their sole discretion) ceases to be the investment adviser to the Equityholder pursuant to the Investment Advisory Agreement dated June 19, 2012 by and among the Equityholder and the Collateral Manager (or a replacement investment advisory agreement approved by the Lenders in their sole discretion); or

(e)       CION Investment Group, LLC ceases, at any time, to hold 100% of the Series A Membership Interests or Apollo Investment Management, L.P. ceases, at any time, to hold 100% of the Series C Membership Interests (as such terms are defined in the Collateral Manager Operating Agreement) of the Collateral Manager, free and clear of any and all Liens or other encumbrances.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means March 29, 2017.

“Closing Date Participation Agreement” means each of (x) the Master Participation Agreement, dated as of the Closing Date, by and between 15th Street Loan Funding LLC, as transferor, and the Borrower, as transferee and (y) the Master Participation Agreement, dated as of the Closing Date, by and between 15th Street Loan Funding 2 LLC, as transferor, and the Borrower, as transferee, in each case relating to the Closing Date Participation Interests.

“Closing Date Participation Interests” means the undivided 100% participation interests granted by 15th Street Loan Funding LLC and 15th Street Loan Funding 2 LLC, as applicable, to the Borrower in and to each Collateral Loan identified on Annex A to the Closing Date Participation Agreement and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administration and Agency Fee Letter” means the fee letter, dated on or about March 29, 2017, by and among the Borrower and U.S. Bank National Association, as the Collateral Administrator, Collateral Agent, Custodian and Securities Intermediary setting forth the amounts payable by the Borrower to the Collateral Administrator, the Collateral Agent, the Custodian and the Securities Intermediary in connection with the transactions contemplated by this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Loan” means a commercial loan, debt obligation or a Closing Date Participation Interest owned or acquired by the Borrower.

“Collateral Management Fee” means the fee to the Collateral Manager for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.50% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Collateral Management Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan (on behalf of the Borrower for the benefit of the Secured Parties) in accordance with Applicable Law, the Related Documents, the Facility Documents and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the degree of skill and care no less than that exercised by prudent managers of national standing relating to assets of the nature and character of the Collateral Loans, and (ii) the same care, skill, prudence and diligence with which the Collateral Manager services and administers comparable assets for its own account or for the account of others having similar investment objectives and restrictions; (b) with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (ii) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iii) the ownership by the Collateral Manager or any Affiliate of any Retained Interest or any Loan, (iv) the ownership, servicing or management for others by the Collateral Manager of any other Collateral Loans or property by the Collateral Manager or (v) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans of the Obligor with respect to such Collateral Loans.

“Collateral Manager” has the meaning assigned to such term in Section 14.01(a).

“Collateral Manager Default” means any one or more of the following:

(a)       any failure by the Collateral Manager to make any payment, transfer or deposit into any Covered Account as required by this Agreement on the date that such payment, transfer or deposit is required to be made (after giving effect to any related grace period or applicable notice period or requirement);

(b)       any failure by the Collateral Manager to deliver any report required to be delivered by it under this Agreement or the other Facility Documents on or before the date that is three (3) Business Days after the date that such report is required to be delivered;

(c)       except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under any Facility Document to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of ten (10) Business Days after the earlier of (i) the date on which written notice to the Collateral Manager of such failure, requiring the same to be remedied, shall have been given to the Collateral Manager by the Administrative Agent, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(d)       an Insolvency Event shall occur with respect to the Collateral Manager;

(e)       the occurrence of an Event of Default;

(f)       the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Collateral Manager (exclusive of judgment amounts fully covered by insurance), and the Collateral Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) Business Days from the date of entry thereof;

(g)       the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness, whether or not waived;

(h)       the Collateral Manager makes any withdrawal from a Covered Account not in accordance with the terms of this Agreement or the other Facility Documents;

(i)        the occurrence of a Change of Control;

(j)        a material change, which is adverse to the interests of the Lenders, is made with respect to the Credit and Collection Policy of the Collateral Manager without the prior written consent of the Administrative Agent in accordance with Section 5.01(m);

(k)       CION Investment Management, LLC ceases to be the Collateral Manager hereunder; or

(l)        any term or provision of the Collateral Manager Operating Agreement relating to Apollo Investment Management, L.P. (or the Series A Membership Interests held by it) or CION Investment Group, LLC (or the Series C Membership Interests held by it) (as such terms are defined in the Collateral Manager Operating Agreement) shall be amended, restated or otherwise modified in any material respect without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Collateral Manager Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Collateral Manager dated as of December 4, 2017, as amended, restated or modified in accordance with the terms thereof and this Agreement.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)       the Maximum Moody’s Weighted Average Rating Factor Test;

(b)       the Minimum Weighted Average Spread Test;

(c)       the Maximum Weighted Average Life Test; and

(d)       the Minimum Diversity Score Test.

“Collection Account” has the meaning assigned to such term in Section 8.02.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding (a) any amounts received by the Borrower from an Obligor or any other party obligated to make payments in respect of such Collateral Loan following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale and (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Loan.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or an entity providing funding to a CP Conduit from time to time.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means 0.75% per annum; provided that such rate shall increase to 2.00% per annum if the Borrower elects not to have the Automatic Commitment Reduction apply in accordance with Section 2.06(a)(ii).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Competitor” means any Person who, in the reasonable determination of the Administrative Agent, devotes substantially all of its business resources to middle market cash flow lending, and is in direct or indirect competition with the Borrower, the Collateral Manager or the Equityholder.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Principal Balance of the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned by the Borrower) by the Borrower, calculated as a percentage of the Aggregate Principal Balance of the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower plus the aggregate amount of Principal Proceeds then on deposit in the Collection Account, and in each case in accordance with the procedures set forth in Section 1.04):

(a)       not more than 3.0% consists of Collateral Loans of any one (1) Obligor (and Affiliates thereof), provided that (i) the Collateral Loans of the three (3) largest single Obligors (and their respective Affiliates) (measured by Principal Balance) may constitute up to 5.0% each, (ii) the Collateral Loans of the fourth (4th) through sixth (6th) largest single Obligors (and their respective Affiliates) (measured by Principal Balance) may constitute up to 4.0% each and (iii) the Collateral Loans of the seventh (7th) through tenth (10th) largest single Obligors (and their respective Affiliates) (measured by Principal Balance) may constitute up to 3.5% each;

(b)       not more than 15.0% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, with the exception of one (1) Moody’s Industry Classification, which may constitute 20.0%;

(c)       not more than 30.0% consists of Second Lien Loans;

(d)       not more than 25.0% consists of Caa/CCC Loans;

(e)       not more than 5.0% consists of Fixed Rate Obligations;

(f)       not more than 10.0% consists of unfunded commitments under Revolving Collateral Loans and Delayed Drawdown Collateral Loans;

(g)       not more than 5.0% consists of PIK Loans;

(h)       not more than 30.0% consists of Collateral Loans or portions thereof that have an original term to maturity of greater than seven (7.0) years;

(i)        not more than 30.0% consists of Collateral Loans or portions thereof that have an outstanding Tranche Size of less than $100,000,000 as of the date of acquisition thereof by the Borrower; and

(j)        not more than 5.0% consists of Collateral Loans that provide for payment of interest in cash less frequently than quarterly.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes issued by a CP Conduit at its request.

“Conduit Support Facility” means, with respect to any CP Lender, (i) a liquidity loan agreement, liquidity asset purchase agreement, swap or other facility that provides liquidity for Commercial Paper Notes and any guaranty of any such agreement or facility and (ii) a credit asset purchase agreement, swap or other similar facility that provides credit support for defaults in respect any assets of the CP Lender and any guaranty of any such agreement or facility.

“Conduit Support Funding” means, with respect to any Advance funded by a CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Advance with funds provided under a Conduit Support Facility.

“Conduit Support Funding Period” means, with respect to any Advance funded by a CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Advance is funded by a Conduit Support Funding.

“Conduit Support Provider” means, without duplication, (i) a provider of a Conduit Support Facility to or for the benefit of any CP Lender, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Lender.

“Conduit Trustee” means, with respect to any CP Lender, a trustee or collateral agent for the benefit of the holders of the Commercial Paper Notes or other senior indebtedness of such CP Lender appointed pursuant to such CP Lender’s program documents.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contractual Currency” has the meaning assigned to such term in Section 2.19.

“Control” means (i) the direct or indirect possession of the power to vote 20% or more of the voting securities of a Person or direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise or (ii) ownership of 20% or more of the equity securities of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian, as applicable, specified on Schedule 8 hereto, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Covenant Lite Loan” means a Collateral Loan that (a) does not contain any financial covenants or (b) requires the related Obligor to comply with an Incurrence Covenant, but does not require the related Obligor to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents).

“Coverage Test” means each of the Borrowing Base Test, the Equity Coverage Test and the Minimum Equity Test.

“Covered Account” means each of the Collection Account and the Unfunded Reserve Account.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a Lender and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP Rate” means for any Interest Accrual Period for any Advances made by a CP Lender, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such CP Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes issued by such CP Lender during such period, as determined by such CP Lender that are allocated, in whole or in part, by such CP Lender to fund the purchase or maintenance of Advances during such Interest Accrual Period as determined by such CP Lender and reported to the Borrower and the Collateral Manager, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper Notes by such CP Lender, plus (without duplication) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of any CP Lender’s Commercial Paper Notes program in connection with the preparation, completion, issuance, delivery or payment of Commercial Paper Notes issued to fund the purchase or maintenance of such Advances, plus (without duplication) any other interest and costs allocated by such CP Lender to fund or maintain the loans associated with the funding by such CP Lender of small or odd lot amounts that are not funded with Commercial Paper Notes; provided, however, that that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Interest Accrual Period the CP Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit and Collection Policy” means the written credit policies manual of the Collateral Manager set forth on Schedule 11, as such credit and collection policy may be as amended or supplemented from time to time in accordance with Section 5.01(m).

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Data File” has the meaning specified in Section 8.09(a).

“Data Site” means an electronic password protected data site maintained by the Borrower (or by the Collateral Manager on behalf of Borrower) at Merrill Corporation, Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Administrative Agent.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum; provided that such additional margin shall not be applied pursuant to this definition in any case where it has already been applied pursuant to the definition of “Applicable Margin.”

“Defaulted Loan” means any Collateral Loan:

(a)       with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)       with respect to which a default as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Loan (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Lender in writing, is not due to credit-related causes) of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(c)       with respect to which the Obligor thereunder or others have instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Obligor has filed for protection under the Bankruptcy Code;

(d)       that has an S&P Rating of “D” or below or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or previously had such ratings before they were withdrawn by S&P or Moody’s (in each case based on tranche rating not corporate family rating);

(e)       that is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of “SD” or “D” or lower or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of such Obligor;

(f)       with respect to which a Responsible Officer of the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Related Documents and any applicable grace period has expired and the holders of such Loan have accelerated the repayment of such Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Documents;

(g)       with respect to which the Collateral Manager has, in its reasonable commercial judgment, otherwise declared such debt obligation to be a “Defaulted Loan”; or

(h)       with respect to which there has been effected any distressed exchange or other distressed debt restructuring where the Obligor of such Collateral Loan has offered the holder or holders thereof a new security or package of securities that, in the reasonable business judgment of the Collateral Manager, amounts to a diminished financial obligation.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)       with respect to such of the Collateral as constitutes an instrument, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b)       with respect to such of the Collateral as constitutes a Certificated Security, (A) causing the delivery of such Certificated Security to the Custodian registered in the name of the Collateral Agent or its affiliated nominee or endorsed to the Collateral Agent or in blank, (B) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (C) causing the Custodian to maintain continuous possession of such Certificated Security;

(c)       with respect to such of the Collateral as constitutes an Uncertificated Security, either (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security or (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security;

(d)       with respect to such of the Collateral as constitutes a Security Entitlement, causing the Custodian as Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e)       with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent), (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f)       with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Delaware Secretary of State a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g)       in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the fifth (5th) Business Day prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Loan” means a Collateral Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens on which the related Obligor is required to pay interest and/or principal on a current basis.

“Disqualified Person” means any financial institutions or other entities that are Competitors to the Collateral Manager, Equityholder or Borrower and are identified by name in writing delivered by the Collateral Manager to the Administrative Agent on or prior to the Closing Date; provided that, in no event shall Disqualified Persons include any commercial bank, investment bank, insurance company, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan or institution substantially similar to any of the foregoing.

“Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of the commercially reasonable determination of such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars to fund any Advance, (b) the Administrative Agent shall have notified the Borrower, each Lender of the inability, acting in a commercially reasonable manner, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of the commercially reasonable determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender, acting in a commercially reasonable manner, to obtain Dollars to make, fund or maintain any Advance.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to a Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Diversity Score” means, as of any day, a single number that indicates Collateral Loan concentration in terms of both Obligor and industry concentration, calculated as set forth in Schedule 10 hereto, as such diversity scores shall be updated at the option of the Administrative Agent if Moody’s publishes revised criteria.

“Dollars”, “USD” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable term in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan, until the first testing period after the Related Documents have been executed), together with all add-backs and exclusions as designated in such Related Documents, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Related Document or marketing materials, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor or co-borrower pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Loan” means a Collateral Loan that (1) has been approved by the Administrative Agent prior to the acquisition thereof by the Borrower and (2) satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent):

(a)       is a First Lien Loan, a Second Lien Loan or (prior to the date that is sixty (60) days after the Closing Date (or such longer period to which the Administrative Agent may agree in its sole discretion)) a Closing Date Participation Interest;

(b)       is denominated and payable in USD and does not permit the currency in which such loan is payable or the place of payment to be changed;

(c)       the Primary Obligor with respect to such Collateral Loan is organized or incorporated in the United States (or any state thereof);

(d)       the Related Documents for which are governed by the laws of the United States (or any state thereof);

(e)       has an original term to maturity of not more than eight (8.0) years;

(f)        has a Moody’s Rating of greater than or equal to Caa2 (Moody’s) and an S&P Rating of greater than or equal to CCC, on the date of acquisition (based on tranche rating not corporate family rating);

(g)       if it is a PIK Loan, it provides for a minimum cash spread of at least 2.50%;

(h)       was acquired for a Purchase Price of at least 85% of its Principal Balance unless otherwise agreed to in writing by the Administrative Agent;

(i)        has a Tranche Size of at least $75,000,000 on the date such Collateral Loan is purchased by the Borrower;

(j)        has at least one bid quotation from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service;

(k)       is not an obligation (other than a Delayed Drawdown Collateral Loan or a Revolving Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and will not result in the imposition of any other present or future, actual or contingent, monetary liabilities or obligations;

(l)        does not constitute Margin Stock;

(m)      is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that Equity Securities may be received by the Borrower in exchange for a Collateral Loan or a portion thereof in connection with an Insolvency Event, reorganization, debt restructuring or workout of the Obligor thereof that would be considered “received in lieu of debts previously contracted with respect to” such Collateral Loan under the Volcker Rule;

(n)       is a Broadly Syndicated Loan and is not a bilateral loan;

(o)       is not a Defaulted Loan and is otherwise a Collateral Loan as to which no payment default or breach in any material respect of any other term or covenant set forth in the Related Documents exists;

(p)       the related Obligor on the Loan is not insolvent and there are no proceedings pending (or, to the best knowledge of any Responsible Officer of the Borrower or the Collateral Manager, threatened) wherein the Obligor on such Collateral Loan or any other party or any governmental entity (i) has asserted insolvency of the related Obligor on such Collateral Loan, or (ii) has alleged that such Collateral Loan or any of the underlying loan documents which create such loan is illegal or unenforceable and such Collateral Loan is not subject to any pending or threatened litigation or right or claim of rescission, set-off, counterclaim or defense on the part of the related Obligor;

(q)       the underlying assets securing such Collateral Loan have not been used by the related Obligor (or any parent entity, subsidiary or Affiliate thereof) in any manner or for any purpose that would result in any material risk of liability being imposed upon the Administrative Agent, Borrower, the Collateral Manager or any Secured Party under any Applicable Law;

(r)        the acquisition thereof will not violate any Applicable Law or, to the actual knowledge of a Responsible Officer of the Borrower, cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or governmental entity having jurisdiction over the Administrative Agent or such Lender;

(s)        (i) except for Permitted Liens, the Borrower has good and marketable title to, and is the sole owner of, such Collateral Loan and the Related Security (other than the Collateral Loans and Related Security securing Collateral Loans related to the Collateral Participation Interests, until any such Collateral Participation Interest is elevated to a full assignment) or, with respect to any Related Security securing such Collateral Loan, the Borrower has the benefit of a valid security interest therein of the priority required by the Related Documents free and clear of all Liens and (ii) the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a valid and perfected first-priority security interest in such Collateral Loan;

(t)       such Collateral Loan and the Related Documents for such Collateral Loan constitute the legal, valid and binding obligations of the related Obligor thereunder and each guarantor thereof, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(u)       none of the Collateral Manager, Equityholder or Apollo Investment Management, L.P. is an Affiliate of the related Obligor on such Collateral Loan;

(v)       provides for a fixed amount of principal to be payable in cash no later than its stated maturity;

(w)      the related Obligor on such Collateral Loan (i) is a business entity (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity or holding company, and (iii) is not a governmental entity;

(x)       the proceeds of which are not permitted primarily to be used for personal, family or household purposes;

(y)       is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary restrictions for assets of the type constituting the Collateral Loans (i) to the Collateral Agent, (ii) to any assignee of the Collateral Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);

(z)       does not contain restrictions on transfer which materially limits potential transferees, other than any such restrictions customary for assets of the type constituting the Collateral Loans;

(aa)     does not contain confidentiality restrictions that would prohibit the Administrative Agent, the Collateral Agent or the Lenders from accessing or receiving all material obligor information with regards to such Collateral Loan (subject to customary confidentiality provisions);

(bb)     is not a Structured Finance Obligation, an unsecured loan, a bridge loan or a bond;

(cc)     does not subject the Borrower to withholding tax, fee or governmental charge unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax, fee or governmental charge on an after-tax basis;

(dd)     is in “registered” form and constitutes indebtedness for U.S. federal income tax purposes;

(ee)     the Loan File with respect to such Collateral Loan has been delivered to the Custodian or the time period for such delivery under Section 13.03(a) has not yet expired;

(ff)       the audited financial statements of the related Obligor have been delivered to the Administrative Agent in accordance with Section 5.01(d)(iv);

(gg)     the acquisition of such loan will not cause (x) the Borrower or the pool of Collateral to be required to register as an “investment company” under Section 8 of the Investment Company Act or (y) cause the Lenders to hold an “ownership interest” in a “covered fund” under the Volcker Rule;

(hh)     is not a letter of credit (other than a Revolving Collateral Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(ii)       is not a Participation Interest (other than the Closing Date Participation Interests);

(jj)       the Borrower has all necessary Governmental Authorizations and Private Authorizations necessary to purchase and own such Collateral Loan and enter into the Related Documents with respect to such Collateral Loan;

(kk)     contains no rights of first refusal, rights of first offer, last looks, drag along rights or tag along rights (in each case however designated or defined, and whether in the Related Documents governing such obligation, in any intercreditor agreement or agreement among lenders relating to such obligation or otherwise) exist in favor of any other holder of such obligation or any other Person;

(ll)       requires the related Obligor to comply with one or more Maintenance Covenants (other than Covenant Lite Loans);

(mm)   provides for scheduled payments of interest in cash at least semi-annually;

(nn)     all information provided by the Borrower or the Collateral Manager to the Administrative Agent in writing with respect to such Collateral Loan is true and correct in all material respects as of the date such information is provided; provided that, to the extent any such information was furnished to the Borrower or the Collateral Manager, as applicable, by a related obligor or any other third party, such information is true and correct to the knowledge (after due inquiry under the circumstances) of the Responsible Officers of the Borrower or of the Collateral Manager, as applicable;

(oo)     is not (i) underwritten as a real estate loan or principally secured by real property; (ii) a construction loan, or (iii) a project finance loan; and

(pp)     the transfer thereof is effected pursuant to either (i) in the case of a Collateral Loan other than a Closing Date Participation Interest, an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc. or (ii) in the case of a Closing Date Participation Interest, the Closing Date Participation Agreement;

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating not corporate family rating).

“Enforcement Action” means the commencement of any enforcement action against, or the taking of possession or control of, or the exercise of any remedies with respect to, the Collateral or any portion thereof.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder.

“Equity Coverage Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Equity Coverage Requirement and (ii) the Net Equity Amount.

“Equity Coverage Requirement” means, as of any date of determination, an amount equal to the aggregate sum, for all Eligible Collateral Loans, of the product of (a) (i) (100% - the applicable Advance Rate for each such Eligible Collateral Loan) minus (ii) 5% for each such Eligible Collateral Loan as of such date multiplied by (b) the sum of (i) the Original Asset Value of such Eligible Collateral Loan (including any premium paid by the Borrower in connection with the purchase thereof) minus (ii) the Excess Concentration Amount of such Eligible Collateral Loan.

“Equity Coverage Test” means a test that will be satisfied if at any date of determination no Equity Coverage Deficiency exists.

“Equityholder” means CION Investment Corporation.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Collateral Manager and certified to as required hereunder.

“Excess Interest Proceeds” means, on any date of determination, the excess of (1) amounts then on deposit in the Collection Account representing Interest Proceeds over (2) the sum of (x) the projected amounts required to be paid pursuant to Sections 9.01(a)(i)(A) through (H) on the next succeeding Payment Date or the Final Maturity Date, as applicable, minus (y) any Other Interest Proceeds distributed during the related Interest Accrual Period pursuant to Section 5.02(r), as determined by the Borrower (in the case of clause (1) and clause (2)) in good faith and in a commercially reasonable manner and, in the case of clause (1), verified by the Collateral Agent and, in the case of clause (2), verified by the Administrative Agent (which verification shall be deemed to be given upon the written confirmation of the Administrative Agent to a Permitted Tax Distribution).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.16 or 12.03(g)) or (ii) such Lender designates a new lending office (a “New Lending Office”), except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) U.S. federal withholding Taxes imposed by FATCA.

“Facility Amount” means during the Reinvestment Period, $350,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06); provided that following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Administrative Agent Fee Letter, the Collateral Administration and Agency Fee Letter, the Closing Date Participation Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and an applicable intergovernmental agreement implementing any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Basis Amount” means, for any Payment Date, the quotient of (a) the sum on each day during the related Interest Accrual Period of (i) the Aggregate Principal Balance of all Eligible Collateral Loans plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, divided by (b) the number of days during such Interest Accrual Period.

“Final Maturity Date” means the earliest to occur of (i) the date designated by the Borrower (or the Collateral Manager on its behalf) as the Final Maturity Date upon not less than ten (10) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian; (ii) the first anniversary of the Commitment Termination Date; and (iii) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence and during the continuance of an Event of Default; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. on the date of determination or as soon as practicable thereafter.

“First Lien Loan” means any Collateral Loan that meets the following criteria: (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan; (ii) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such Collateral Loan (whether or not such Collateral Loan is also secured by any lower priority Lien on other collateral) subject to customary Liens; (iii) is secured, pursuant to such first-priority perfected Lien, by collateral having a value (determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard) not less than the outstanding Principal Balance of such Collateral Loan plus the aggregate outstanding Principal Balances of all other loans of equal seniority secured by a first Lien in the same collateral and (iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the Collateral Loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a Collateral Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor Obligation” means, as of any date:

(a)       a Collateral Loan (i) for which the Related Documents provides for a Libor rate option and that such Libor rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such Libor rate option, but only if as of such date the London interbank offered rate for the applicable Interest Accrual Period is less than such floor rate; and

(b)       a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable Interest Accrual Period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement (as determined by the Required Lenders) of or to this Agreement that would (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections 9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby, (g) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) extend the Reinvestment Period, (i) modify the definition of the term “Concentration Limits” or any defined terms used in such definition that has the effect of reducing the Excess Concentration Amount, (j) modify the definition of the term “Eligible Collateral Loan” that has the effect of making such eligibility criteria less restrictive, (k) modify the definition of the term “Borrowing Base” in a manner that would have a material adverse effect on the calculation thereof or (l) modify the definitions of the terms “Collateral Quality Test,” “Equity Coverage Test,” “Minimum Equity Test” or “Minimum Diversity Score Test” or any defined terms used in calculating such terms.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Manager” means a trustee of the Borrower who, (a) is an employee of, or is a special purpose corporation which is an Affiliate of or is operated by, employees of, or is otherwise provided by, any one of CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, The Corporation Trust Company, or an Affiliate thereof, or, if none of those companies is then providing professional independent managers, another nationally-recognized company, in each case that is not an Affiliate of the Borrower and that provides professional independent managers and other corporate services in the ordinary course of its business; (b) in the case of any natural person, has (i) prior experience as an independent director for a corporation, or as an independent director or independent manager or independent trustee for a limited liability company or trust, whose organizational documents required the unanimous consent of all independent directors (or independent managers or independent trustees) thereof before such corporation or limited liability company or trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (c) in the case of any natural person, is not, and has not been for a period of five (5) years prior to his or her appointment as an Independent Manager: (i) a stockholder (whether direct, indirect or beneficial), customer, advisor, supplier, director, member, manager, officer, employee, or partner, of (A) the Collateral Manager, (B) the Equityholder, (C) any principal of the Equityholder or the Collateral Manager, (D) any Affiliate of the Equityholder or the Collateral Manager, or (E) any Affiliate of any principal of the Equityholder or the Collateral Manager (other than his or her service as an Independent Manager or independent director or independent manager, as applicable, of the Borrower or any of its Affiliates that are structured to be special purpose entities), (ii) a spouse, parent, sibling or child of any Person referred to in clause (i) above, (iii) an individual or other Person controlling or under common control with any such stockholder, partner, member, manager, Affiliate, supplier, employee, officer or director (other than in connection with his or her service as an Independent Manager or independent director or independent manager, as applicable, of the Borrower or any of its Affiliates that are structured to be special purpose entities), (iv) a trustee, conservator or receiver for the Equityholder or any Affiliate (other than an Independent Manager or independent director or independent manager, as applicable, of the Borrower or any of its Affiliates that are structured to be special purpose entities) or (v) affiliated with a tax-exempt entity that receives significant contributions from the Equityholder, the Collateral Manager or any of their Affiliates (other than in connection with his or her service as an Independent Manager or independent director or independent manager, as applicable, of the Borrower or any of its Affiliates that are structured to be special purpose entities); provided, however, such Independent Manager may be an independent director, independent trustee or independent manager of another special purpose entity affiliated with the Equityholder or the Collateral Manager.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Collateral Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 days.

“Interest Accrual Period” means, (a) with respect to the first Payment Date, the period from and including the Closing Date to but excluding the first Payment Date and (b) with respect to any subsequent Payment Date, the period from and including the preceding Payment Date to but excluding such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)       all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period), less any such amount that represents Principal Financed Accrued Interest;

(b)       all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;

(c)       all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades but not including any fees related to the extension of maturity), and all protection fees and other fees and commissions received by the Borrower (except for those in connection with a Material Modification of the related Collateral Loan) during such Collection Period unless the Collateral Manager has certified to the Administrative Agent, the Collateral Administrator and the Collateral Agent in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)       commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has certified to the Administrative Agent, the Collateral Administrator and the Collateral Agent in its sole discretion that such payments are to be treated as Principal Proceeds.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for any Interest Accrual Period and for each Advance outstanding (a) to the extent the relevant Lender is a CP Lender that is funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, for each day during such Interest Accrual Period, the CP Rate for such Interest Accrual Period plus the Applicable Margin or (b) to the extent the relevant Lender is not funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, for each day during such Interest Accrual Period, the Adjusted Eurodollar Rate for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), “Interest Rate” means the Base Rate plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever, whether or not brought by the Borrower, the Collateral Manager, the Equityholder or any third party.

“LIBOR Rate” means, for any Interest Accrual Period, (i) with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to three months and (ii) with respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to ICE LIBOR, as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date on which such Advance is made, for Dollar deposits (for delivery on the date on which such Advance is made) with a term equivalent to three months; provided that, if no such rate is published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) on the applicable rate setting day to prime banks in the London interbank market. If the LIBOR Rate is less than zero percent then the LIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Losses” has the meaning assigned to such term in Section 13.09(d)(i) and Section 15.09(a), as applicable.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Payment Dates set forth below and regardless of whether sufficient funds are on deposit in the Collection Account in respect of such Payment Date, an amount sufficient to reduce Advances Outstanding as of such Payment Date to an amount equal to the percentage of the Mandatory Amortization Advances Outstanding set forth opposite such Payment Date.

Payment Date	Percentage of Mandatory Amortization Advances Outstanding
Payment Date falling nearest the six-month anniversary of the Commitment Termination Date	50.00%
Final Payment Date	0.00%

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of, or supplement to or inaction with, a Related Document with respect thereto executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that (unless otherwise consented to by the Administrative Agent prior to or after the effective date of any such amendment, waiver, consent or modification):

(a)       (i) reduces, defers or forgives any principal amount due with respect to such Collateral Loan or provides for any such principal amount to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already permitted by the terms of the Related Documents as of the date such Collateral Loan was acquired), (ii) reduces, waives or forgives any interest payment due with respect to such Collateral Loan, provides for any such interest to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already permitted by the terms of the Related Documents as of the date such Collateral Loan was acquired), (iii) reduces the rate of interest payable on such Collateral Loan or (iv) extends, delays or waives any scheduled principal installment, any mandatory prepayment of principal or the stated maturity date of such Collateral Loan;

(b)       (i) in the case of a First Lien Loan, contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “Permitted Liens” or any comparable terms or provisions in the Related Documents related to “Permitted Liens” for such Eligible Collateral Loan) on any of the collateral securing such Collateral Loan, (ii) in the case of Second Lien Loan, (x) contractually or structurally subordinates such Collateral Loan to any obligation (other than any loan which existed on the date the Borrower acquired such Collateral Loan, which is senior to such Collateral Loan) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “Permitted Liens” or any comparable terms or provisions in the Related Documents related to “Permitted Liens” for such Eligible Collateral Loan) on any of the collateral securing such Collateral Loan or (y) increases the commitment amount of any loan senior or pari passu with such Collateral Loan or (iii) in the case of any Collateral Loan, permits the Obligor thereof to incur any additional debt which was not previously permitted or in place as of the date the Borrower acquired such Collateral Loan, which is senior to or pari passu with such Collateral Loan;

(c)       substitutes, alters, releases or terminates all or any material portion of the underlying assets or any Obligor or guarantor with respect thereto securing such Collateral Loan;

(d)       amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” solely with respect to Collateral Loans that are not First Lien Loans, “Total Net Leverage Ratio,” or “Permitted Liens” or any respective comparable terms in the Related Documents for such Collateral Loan, (y) any term or provision of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” “Total Net Leverage Ratio” (only with respect to Collateral Loans that are not First Lien Loans) or “Permitted Liens” or, solely with respect to Collateral Loans that are not First Lien Loans, “Total Net Leverage Ratio” or, in each case any respective comparable terms for such Collateral Loan or (z) any default or event of default under the Related Documents of such Collateral Loan or any failure, occurrence or circumstance that would have caused a default or event of default under the Related Documents of such Collateral Loan or a material adverse effect on the collectability of such Collateral Loan, in each case under this subclause (z), that is materially adverse to the interests of the Lenders, as determined by the Administrative Agent in its sole discretion;

(e)       results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Loan was originally denominated;

(f)       results in any less financial information (in any material respect) in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder; or

(g)       any other modification to such Collateral Loan (or the Related Documents for such Collateral Loan) or permitting a modification to the outstanding indebtedness of the underlying Obligor, in either case, which, in the absolute discretion of the Administrative Agent, is material to the value of such Collateral Loan;

provided that the Borrower (or the Collateral Manager on its behalf) shall be permitted, in accordance with the Collateral Management Standard, to reduce one or more interest payments, extend, waive or postpone any date fixed for any scheduled payment of principal (including at maturity) or waive, extend or reduce any mandatory prepayment of principal on a Collateral Loan, in each case, in connection with a re-pricing, refinancing or request reflecting market terms then existing at such time (as certified by the Collateral Manager) or otherwise at the request of the Obligor and not in connection with financial or operational difficulties affecting, or the credit deterioration of, the related Obligor (any of the foregoing, a “Permitted Amendment”), in each case, without such modification constituting a Material Modification hereunder so long as (x) after giving effect to such modification, each Collateral Quality Test is satisfied (or, if not satisfied, the level of compliance with such Collateral Quality Test is maintained or improved), (y) such modification is not made to avoid (or does not have the effect of avoiding) classification of such Collateral Loan as a Defaulted Loan, and (z) the Borrower (or the Collateral Manager on its behalf) shall have delivered to the Administrative Agent (1) an updated underwriting and credit memo prepared by the Collateral Manager with respect to such Collateral Loan in accordance to Section 5.01(d)(xi), (2) a duly completed Borrowing Base Calculation Statement, (3) each of the Required Loan Documents for such Collateral Loan and (4) the most recent monthly and quarterly financials for such Obligor and the information required pursuant to Section 5.01(d)(vi).

“Maximum Moody’s Weighted Average Rating Factor Test” means a test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Eligible Collateral Loans as of such date is less than or equal to 3490.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Collateral Loans as of such date is less than or equal to 5.0 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Monthly Report Determination Date, (e) the date on which a Collateral Loan is acquired or disposed of by the Borrower, (f) the date that the Asset Value of any Collateral Loan is adjusted, (g) any date the Commitments of the Lenders are reduced pursuant to Section 2.06(b), (h) the date of each Notice of Borrowing, (i) the last day of each calendar month, (j) the Commitment Termination Date, (k) with respect to the Coverage Tests and the Net Equity Amount, each Business Day and (l) any other dates reasonably requested by the Borrower or the Administrative Agent.

“Minimum Diversity Score Level” means a Diversity Score of 20.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds the Minimum Diversity Score Level.

“Minimum Equity Amount” means, on any date of determination, an amount equal to the greater of (a) the sum of the Original Asset Values of the Eligible Collateral Loans representing the four (4) largest Eligible Collateral Loans (by Asset Value) owned by the Borrower at such time and (b) $35,000,000.

“Minimum Equity Test” means a test that will be satisfied if, on any date of determination, the Net Equity Amount exceeds the Minimum Equity Amount at such time.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread (inclusive of any LIBOR floors in respect of Floor Obligations that are Eligible Collateral Loans) equals or exceeds 4.00%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.09(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.09(a).

“Monthly Reporting Date” has the meaning specified in Section 8.09(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5, as such industry classifications shall be updated at the option of the Administrative Agent if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, the public rating issued by Moody’s (based on tranche rating not corporate family rating).

“Moody’s Rating Factor” means, for each Collateral Loan, the number set forth in the table below opposite the Moody’s default probability rating (determined using then-current market methodology, which, for the avoidance of doubt, permits a derived rating from S&P; provided that if ratings for such Collateral Loan exist from both Moody’s and S&P, but such ratings correspond to different Moody’s Rating Factors separated by at least two subcategories set forth in the table below, the Moody’s Rating Factor for such Collateral Loan shall be (x) the Moody’s Rating Factor subcategory that corresponds to the midpoint between such two values or (y) if the midpoint does not correspond to a Moody’s Rating Factor subcategory set forth in the table below, the Moody’s Rating Factor that is one subcategory lower than the midpoint between such two values) of such Collateral Loan (based on tranche rating not corporate family rating):

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3 or lower	10,000
Baa3	610

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Equity Amount” means, on any date of determination, an amount equal to the sum of (i) the sum of the Asset Values of all Eligible Collateral Loans, plus (ii) the amounts on deposit in or credited to the Collection Account, minus (iii) the Advances Outstanding minus (iv) all other Obligations due and owing on such date. The Net Equity Amount shall be recalculated by the Collateral Manager and delivered to the Borrower and the Administrative Agent on each Measurement Date.

“New Lending Office” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person solely to the extent arising under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, Administrative Expenses and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, any Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors; provided that, in the case of any Closing Date Participation Interest, the Obligor thereunder shall be deemed to be the underlying obligor in respect of the Collateral Loan that is subject of such Closing Date Participation Interest.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Official Body” means any nation or government, any state or other political subdivision thereof, or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, any court, tribunal, grand jury or arbitrator, or any other body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether foreign or domestic.

“Original Asset Value” means, with respect to any Collateral Loan at any date of determination, (i) the Purchase Price of such Collateral Loan on the date such Collateral Loan is or was acquired (or committed to be acquired) by the Borrower multiplied by (ii) such Collateral Loan’s Principal Balance at such date of determination (which shall be determined exclusive of accrued interest and premium).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Interest Proceeds” means, on any date of determination, the excess of (1) amounts then on deposit in the Collection Account representing Interest Proceeds over (2) the sum of the projected amounts required to be paid pursuant to Sections 9.01(a)(i)(A) through (H) on the next succeeding Payment Date or the Final Maturity Date, as applicable, as determined by the Borrower (in the case of clause (1) and clause (2)) in good faith and in a commercially reasonable manner and, in the case of clause (1), verified by the Collateral Agent and, in the case of clause (2), verified by the Administrative Agent (which verification shall be deemed to be given upon the written confirmation of the Administrative Agent to a Permitted Tax Distribution).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan), and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” has the meaning assigned to such term in Section 4.01(f).

“Payment Date” means the 15th day of each March, June, September and December, beginning on June 15, 2017. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.09(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Amendment” has the meaning specified in the definition of “Material Modification.”

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; and (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor.

“Permitted Tax Distribution” means distributions to the Equityholder from the Collection Account to the extent necessary to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company under the Code, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed an amount reasonably demonstrated by the Borrower and confirmed by the Administrative Agent (such confirmation not to be unreasonably withheld or delayed) to be in excess of the amount of taxable income attributed to Borrower’s assets as determined under the Code (less any other distributions from Borrower to the Equityholder during such taxable year of the Equityholder (or any calendar year, as relevant) and (B) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds and so long as (i) after giving effect to such distribution, the Borrowing Base Test is satisfied, (ii) no Default or Event of Default is occurring or continuing, (iii) the Borrower gives prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator on or before the Determination Date preceding the applicable Payment Date, and (iv) the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions for a Permitted Tax Distribution set forth herein are satisfied.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Prepayment Fee” has the meaning assigned to such term in Section 2.12(b).

“Prepayment Fee Rate” means a rate equal to (x) 0.75% if the Facility Amount is reduced or terminated on or prior to the one-year anniversary of the Closing Date or (y) 0.50% if the Facility Amount is reduced or terminated on or prior to the two-year anniversary of the Closing Date; provided that notwithstanding the foregoing, the Prepayment Fee Rate otherwise applicable shall be reduced by 12.5 basis points if, during any Collection Period, the Administrative Agent rejects five (5) or more Collateral Loans that otherwise satisfy the eligibility criteria set forth in the definition of “Eligible Collateral Loan” hereunder and meet the following conditions: (A) such loan is a First Lien Loan, (B) such loan has a Moody’s Rating of B2 or higher and an S&P rating of B or higher, (C) such loan has an outstanding Tranche Size of at least $250,000,000 on the date of purchase by the Borrower, (D) such loan is the subject of at least five bid quotations from nationally recognized independent dealers in the related loan as reported by an independent nationally recognized pricing service on any date of determination, (E) such loan is acquired at a purchase price of at least 95% of par, and (F) transfers of the loan may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations as published by The Loan Syndications and Trading Association, Inc. on the date such loan is proposed to be purchased by the Borrower.

“Primary Obligor” means, with respect to a Collateral Loan, the person who is primarily obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), and whose assets or cash flow are principally relied upon by the Borrower at the time such Collateral Loan was originated or purchased by the Borrower as the source of repayment of such Collateral Loan.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Asset Value of any Collateral Loan for purposes of calculating the Borrowing Base or compliance with the Borrowing Base Test), in determining the Principal Balance of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan or Revolving Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Principal Financed Accrued Interest” means, with respect to any Collateral Loan purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Loan; provided that Principal Financed Accrued Interest shall not include any accrued interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of “Interest Proceeds;” provided, further, that once any Principal Financed Accrued Interest is actually received by the Borrower, it shall no longer constitute Principal Financed Accrued Interest hereunder.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.05).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Program Manager” means the investment manager or administrator of a CP Conduit, as applicable.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions received by the Custodian from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Loan, the purchase price paid (expressed as a percentage of par) by the Borrower to purchase such Collateral Loan.

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Reference Lenders” means up to two Lenders (or, if fewer than two Lenders are so listed, up to two banks of recognized standing in international lending markets) listed in Schedule I of the Bank Act (Canada) designated as such by the Administrative Agent from time to time.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) March 29, 2021; and (b) the Final Maturity Date.

“Related Documents” means, with respect to any Collateral Loan, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender's source of funding for the CP Lender's acquisition or maintenance of its funding obligations hereunder.

“Related Loan” means any Collateral Loan where any Affiliate of the Borrower, Collateral Manager, or Equityholder owns a Revolving Collateral Loan or Delayed Drawdown Collateral Loan pursuant to the same Related Documents; provided that any such asset will cease to be a Related Loan once all commitments by such Affiliate of the Borrower, Collateral Manager, or Equityholder to make advances or fund such Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as applicable, to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Property” means, with respect to a Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan, including, without limitation, all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, other supporting obligations, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Loan and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Loan:

(a)           all Warrant Assets and any Related Property securing a Collateral Loan, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Borrowing Date and all liquidation proceeds thereof;

(b)           all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)           all Collections with respect to such Collateral Loan and any of the foregoing;

(d)           any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)           all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f)            all recoveries and proceeds of the foregoing.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio, or EBITDA, as applicable, for such Collateral Loan in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02(c).

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)	other than in the case of a Closing Date Participation until the elevation thereof to an assignment, an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Loan;

(b)	other than in the case of a Closing Date Participation until the elevation thereof to an assignment, (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower) or (ii) if such promissory note is not issued in the name of the Borrower or such Collateral Loan is a Noteless Loan or Closing Date Participation Interest, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Collateral Loan from any prior third party owner thereof to the Borrower and from the Borrower in blank;

(c)	an executed copy of the Underlying Loan Agreement or any other material agreement related to such Collateral Loan (as determined by the Collateral Manger in its reasonable discretion), together with a copy of all amendments and modifications thereto;

(d)	a Document Checklist; and

(e)	other than in the case of a Closing Date Participation, the funding memo in respect of the Collateral Loan.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) in the case of the Administrative Agent, an officer of the Administrative Agent, responsible for the administration of this Agreement, (g) in the case of a Lender, an “authorized signatory” or “authorized officer” of such Lender that has been so authorized pursuant to customary corporate or similar proceedings and that has responsibilities commensurate with the matter for which such “authorized signatory” or “authorized officer” is acting as a Responsible Officer on behalf of such Lender and (h) in the case of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary, any officer within U.S. Bank National Association’s corporate trust group (or any successor group), as applicable, authorized to act for and on behalf of the Collateral Agent, Custodian, the Collateral Administrator or the Securities Intermediary, as applicable, including any vice president, assistant vice president or officer of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred within U.S. Bank National Association’s corporate trust group (or any successor group), because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Retained Interest” means (i) with respect to any Collateral Loan, (a) all duties, obligations and liabilities of the agent or seller thereunder, including payment and indemnity obligations, (b) all obligations of agents, trustees, servicers, administrators or other persons under the documentation evidencing such Collateral Loan, and (c) if any portion of the indebtedness related to such Collateral Loan is owned by another lender or is being retained by seller in the interests, rights and obligations under such documentation to the extent they relate to such portion and (ii) with respect to any Collateral Loan with an unfunded commitment, all obligations not attributable to the Borrower to provide additional funding, contributions, payments or credits.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Canada, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, Canada or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan, the public rating issued by S&P (based on tranche rating not corporate family rating).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Amendment Effective Date” means March 14, 2019.

“Second Lien Loan” means any Collateral Loan (and not a bond or similar security) that meets the following criteria:

(i)       is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as with respect to the liquidation of the Obligor or of specified collateral for such loan);

(ii)      is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral);

(iii)     is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and

(iv)     is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes).

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be U.S. Bank National Association.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor, either (a) the meaning of “Senior Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the indebtedness (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien subordination to indebtedness of such Obligor held by the Borrower) as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for any period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard.

“Separateness Provisions” means the provisions contained in Sections 3 and 5(e) of the Amended and Restated Trust Agreement of the Borrower.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Standard First Lien Loan” means, as of any date of determination, an Eligible Collateral Loan that satisfies each of the following criteria on such date:

(a)	Such Collateral Loan is a First Lien Loan;

(b)	Such Collateral Loan has a Moody’s Rating of B3 or higher and an S&P Rating of B- or higher by S&P;

(c)	Such Collateral Loan has an outstanding Tranche Size of at least $125,000,000 on the date such Collateral Loan is purchased by the Borrower;

(d)	Such Collateral Loan is the subject of at least two bid quotations from nationally recognized independent dealers in the related loan as reported by an independent nationally recognized pricing service on any date of determination; and

(e)	Transfers of the Collateral Loan may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations as published by The Loan Syndications and Trading Association, Inc. on the date such Collateral Loan is purchased by the Borrower.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” means the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by OFAC, including U.S. Executive Order No. 13224, and other related statutes, laws and regulations.

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person.

“Tangible Net Worth” means, at any time, the excess of the value of total assets (excluding patents, trademarks, copyrights, trade names, deferred or capitalized research and development costs, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value associated with intangible assets under GAAP, and any other assets treated as intangible assets under GAAP) over total liabilities, determined in accordance with GAAP, of the Equityholder and its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor, either (a) the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the total indebtedness of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for any period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard.

“Tranche Size” means, in respect of any Collateral Loan, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Loan Agreement as of the original effective date of the Underlying Loan Agreement. For purposes of determining the Tranche Size in respect of any Collateral Loan: (1) for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (2) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Loan shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Loan shall be aggregated with the principal amount of such Collateral Loan; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unencumbered Liquidity” means, with respect to the Equityholder, the sum of (i) unrestricted cash or cash equivalents, plus (ii) committed, undrawn equity capital of the Equityholder (other than in respect of any defaulted investors), which is available to be contributed to the Borrower by the Equityholder without any third party consent.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the aggregate amount (without duplication) of all (a) unfunded commitments and (b) all standby or contingent commitments of the Borrower pursuant to such Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.05.

“Unfunded Reserve Account Shortfall” has the meaning specified in Section 2.01.

“Unfunded Reserve Required Amount” means an amount equal to the aggregate sum of:

(a)          with respect to each Delayed Drawdown Collateral Loan included in the Collateral:

(i)          the aggregate sum of the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Loans, minus

(ii)         the aggregate sum of the unfunded commitments of the Borrower in respect of each such Delayed Drawdown Collateral Loan included in the Collateral times the Original Asset Value of such Delayed Drawdown Collateral Loan (expressed as percentage of par) times the Advance Rate then in effect for such Delayed Drawdown Collateral Loan; plus

(b)          with respect to each Revolving Collateral Loan included in the Collateral:

(i)          the aggregate sum of the unfunded commitments of the Borrower in respect of all such Revolving Collateral Loans, minus

(ii)         the aggregate sum of the unfunded commitments of the Borrower in respect of each such Revolving Collateral Loan included in the Collateral times the Original Asset Value of such Revolving Collateral Loan (expressed as percentage of par) times the Advance Rate then in effect for such Revolving Collateral Loan;

provided that after the Commitment Termination Date, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“U.S. Treasuries” means bonds or other evidences of indebtedness issued by the U.S. Department of the Treasury.

“Utilization Rate” means, for any day, an amount (expressed as a percentage) equal to the Advances Outstanding divided by the Facility Amount.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Loan; provided such Warrant Asset was received by the Borrower in lieu of debts previously contracted with respect to such Collateral Loan.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a)          summing the products of: (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; and

(b)          dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (x) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Eligible Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (y) the sum of all successive Scheduled Distributions of principal on such Eligible Collateral Loan.

“Weighted Average Moody’s Rating Factor” means, as of any date of determination with respect to all Eligible Collateral Loans, the number (rounded up to the nearest whole number) determined by:

(a) summing the products of (i) the Principal Balance of each Eligible Collateral Loan (excluding for avoidance of doubt Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Eligible Collateral Loan; and

(b) dividing such sum by the Aggregate Principal Balance of all such Eligible Collateral Loans.

“Weighted Average Spread” means, as of any date, the number, expressed as a percentage, obtained by dividing:

(a)          the amount equal to (i) the Aggregate Funded Spread with respect to all Eligible Collateral Loans plus (ii) the Aggregate Unfunded Spread, by

(b)          the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.         Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (h) unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion, and (i) an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.01.

Section 1.03.         Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04.         Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)          For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)          For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)          Except as otherwise expressly provided herein, each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)          References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)          For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero.

(g)         Except as otherwise provided herein, Ineligible Collateral Loans will (i) not be included in the calculation of the Collateral Quality Test, (ii) be treated as having an Asset Value of equal to zero and (iii) be excluded from the calculation of the Borrowing Base on and after the date such Collateral Loan constitutes an Ineligible Collateral Loan.

(h)          For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)          Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)          For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)         For purposes of calculating compliance with the Borrowing Base Test, the Equity Coverage Test, the Minimum Equity Test, the Collateral Quality Test, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, each of the trade date and the settlement date with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Equity Coverage Test, the Minimum Equity Test, the Collateral Quality Test, or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder; provided that, (i) for purposes of calculating compliance with the Borrowing Base Test, the Equity Coverage Test, the Minimum Equity Test, the Collateral Quality Test, or any Concentration Limitation, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Equityholder upon settlement of the acquisition of a Collateral Loan (based on the purchase price therefor) and (y) the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (ii) for purposes of calculating the Borrowing Base Test, the Equity Coverage Test, the Minimum Equity Test, the Collateral Quality Test, or any Concentration Limitation in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time such Advance is made or repaid after giving effect to the settlement of any Collateral Loan acquired or disposed of.

(l)          To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

ARTICLE II

ADVANCES

Section 2.01.         Revolving Credit Facility; Approval Requests

(a)          The Borrower, shall, on or prior to the third Business Day prior to each proposed trade date of each proposed acquisition of one or more Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder, or by an in-kind contribution of Collateral Loans contributed by the Equityholder or any combination thereof) submit an asset approval request for such Collateral Loans through the Citi Velocity website located at www.citivelocity.com (such request, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the Collateral Loan(s) being acquired delivered on or prior to the third Business Day preceding the proposed trade date.

(b)          The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Collateral Loan. The Administrative Agent shall promptly (and in any event within ten (10) Business Days after receipt by the Administrative Agent of all required information and documentation; provided that if the Administrative Agent shall fail to so notify the Collateral Manager and the Borrower, the Administrative Agent shall be deemed to have rejected such Approval Request) notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) in writing (including via electronic mail) whether each Approval Request has been approved or rejected. Any approval may be withdrawn at any time at least three (3) Business Days prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Collateral Loan by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Collateral Manager. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Loan unless, in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval by written notification to the Borrower at least three (3) Business Days prior to the time at which the Borrower enters into a commitment to purchase such proposed Collateral Loan.

(c)          On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Notwithstanding anything to the contrary herein, if, upon the occurrence of an Event of Default or on the Commitment Termination Date, the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Exposure Amount (such amount, the “Unfunded Reserve Account Shortfall”), the Borrower shall cause to be deposited in the Unfunded Reserve Account an amount equal to the Unfunded Reserve Account Shortfall. The Unfunded Reserve Account Shortfall may be funded with Advances to the Borrower and capital contributions by the Equityholder. Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Reserve Account where the funds will be made available), each Lender shall fund its pro rata portion of such Advances in accordance with Section 2.02(e), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02); provided that any such Advance to the Borrower shall not exceed the Borrowing Base.

Section 2.02.         Making of the Advances

(a)          If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than:

(i)          in the case of Advances requested on the Closing Date, 5:00 p.m. two (2) Business Days prior to the Closing Date; and

(ii)         in the case of all other Advances 11:00 a.m. three (3) Business Days prior to the requested Borrowing Date.

(b)          There shall be a maximum of three (3) Borrowings requested per week.

(c)          Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. Such Notice of Borrowing shall specify the proposed Borrowing Date (specifically identifying whether such Borrowing will be on three (3) Business Days’ notice. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $10,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans or Revolving Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

(d)          The Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing by 2:00 p.m. on the day of receipt thereof (or, if such day is not a Business Day, by noon on the next succeeding Business Day).

(e)          Each Lender shall, not later than 11:00 a.m. on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Administrative Agent in immediately available funds by disbursing such funds to the account of the Administrative Agent in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Administrative Agent to the Lenders pursuant to Section 2.02(a). Once each Lender has funded its Percentage of the applicable Requested Amount, the Administrative Agent shall make the Requested Amount available to the Borrower by disbursing such funds to the Collection Account.

Section 2.03.         Evidence of Indebtedness; Notes

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Collateral Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances Outstanding with respect to each Lender.

(b)          Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c)          If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

Section 2.04.         Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and fees in accordance with the Priority of Payments to the Lenders pursuant to the Priority of Payments as follows:

(a)          100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)          Interest shall accrue at the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full.

(c)          The Administrative Agent shall determine the unpaid Interest, Commitment Fees, and Prepayment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Collateral Manager thereof and shall send a consolidated invoice of all such Interest, Commitment Fees, and Prepayment Fees to the Borrower on the second (2nd) Business Day prior to such Payment Date.

(d)          Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower. Accrued Commitment Fees shall be payable in arrears on each Payment Date.

(e)          The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

Section 2.05.         Prepayment of Advances

(a)          Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium, subject to Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon three (3) Business Days prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Coverage Tests). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment by the Borrower of any Advance pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Coverage Tests) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)          Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, the Mandatory Amortization Amount applicable to each applicable Payment Date. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)          Borrowing Base Deficiency Cures.

(i)          In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Eligible Investments, (B) repay Advances (together with any breakage payments pursuant to Section 2.10 and all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, Securities Intermediary and the Lenders for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid) or (C) during the Reinvestment Period, pledge additional Collateral Loans as Collateral.

(ii)         In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Collateral Manager on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(iii)        Until such time as any Borrowing Base Deficiency has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Loan from the Collateral, other than any transfer that complies with Section 10.01(a).

(d)          Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(d) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06.         Changes of Commitments

(a)          Automatic Reduction and Termination.

(i)          The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(ii)         If the daily average aggregate amount of the Commitments of all Lenders for any period of three consecutive months ending on any Determination Date exceeds 120% of the daily average of the Advances Outstanding during such period, then on such Determination Date, the aggregate amount of the Commitments of the Lenders shall be automatically and permanently reduced (pro rata, based on each Lender’s Percentage), to an aggregate amount equal to the greater of (x) 120% of the daily average of the Advances Outstanding during such three-month period and (y) the Advances Outstanding on such Determination Date (such reduction, an “Automatic Commitment Reduction”); provided that the Borrower may elect not to have such Automatic Commitment Reduction apply upon delivery to Administrative Agent of written notice at least 10 Business Days prior to such Determination Date (subject to the increased Commitment Fee Rate as described in such definition). Other than as set forth in the preceding sentence, the occurrence of any subsequent Automatic Commitment Reduction shall have no effect on the Commitment Fee Rate.

(b)          Optional Termination or Reductions. Prior to the Final Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than three (3) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that any notice received after 3:00 p.m. shall be deemed to be received on the next Business Day; provided, further, that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $10,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances Outstanding at such time and (y) the Unfunded Reserve Required Amount. Such notice of termination or reduction shall be irrevocable and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Calculation Statement. Each reduction of Commitments of the Lenders hereunder shall be applied pro rata to reduce the respective Commitments of each Lender.

(c)          Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.         Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08.         Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.         Increased Costs

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)         subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10) days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the LIBOR Rate, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender to be denominated in Dollars shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the LIBOR Rate); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)          Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then from time to time after demand by such Affected Person, the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed within ten (10) days of receipt of such demand.

(c)          Liquidity Support. If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.09, any Affected Person is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Person in connection with this Agreement or the funding or maintenance of Advances hereunder, then the Borrower shall pay to such Affected Person such additional amount or amounts as may be necessary to reimburse such Affected Person for any amounts payable or paid by it.

(d)          Ratings. If the Administrative Agent determines that it is necessary or appropriate to obtain a credit rating on the Advances, the Borrower shall (x) provide (no later than 60 days following receipt by the Borrower of such reasonable request) at least one credit rating agency designated by the Administrative Agent with all information and documents reasonably requested by such rating agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such rating agency’s review of the Facility Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such rating agency in respect of the rating of the Advances.

(e)          Calculation. In determining any amount provided for in this Section 2.09, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section 2.09, shall submit to the Borrower a certificate of a Responsible Officer of the Affected Person setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(f)          Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(g)          Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(h)          After-Tax Basis. The payment of amounts under this Section 2.09 shall be on an after Tax basis.

Section 2.10.         Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth in reasonable detail the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the LIBOR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.         Illegality; Inability to Determine Rates

(a)          Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

(b)          Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)          If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)          Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Adjusted Eurodollar Rate) or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

Section 2.12.         Fees

(a)          Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the Closing Date to and excluding the Final Maturity Date, of the product of (i) the Commitment Fee Rate, divided by 360 and (ii) the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)          Prepayment Fee. If, at any time prior to the second anniversary of the Closing Date, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis), a prepayment fee (a “Prepayment Fee”) equal to the product of (i) the Prepayment Fee Rate multiplied by (ii) the Facility Amount. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part).

(c)          Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(d)          Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13.         Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14.         Default Interest

During the existence and continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, all Obligations (other than principal and interest on the Advances, where the default rate is reflected in the Applicable Margin) shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15.         Payments Generally

(a)          All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) by the Collateral Agent in accordance with the Priority of Payments to the applicable recipient in Dollars in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Other than with respect to payments on a Payment Date, payments must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day to be remitted by the Collateral Agent on such Business Day to the Lenders; provided that payments received by the Collateral Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)          Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)          All payments under the Facility Documents shall be made in USD.

Section 2.16.         Replacement of Lenders

(a)          Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 (each such Affected Person, a “Potential Terminated Lender”), (ii) the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 12.03 (each such Affected Person, also a “Potential Terminated Lender”), (iii) any Lender is a Defaulting Lender (such Defaulting Lender, also, a “Potential Terminated Lender”) or (iv) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent and such Potential Terminated Lender (with a copy to the Collateral Agent), to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A)         such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10 but subject to Section 2.17) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B)         in the case of any such assignment resulting from a claim for compensation under Sections 2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C)         such assignment does not conflict with applicable Laws; and

(D)         in the case of an assignment based on clause (iv) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)          Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) the applicable Potential Terminated Lender shall have no further Commitment hereunder (such Person, a “Terminated Lender”) and (iii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it.

(c)          No Lender shall be required to make any assignment or delegation pursuant to Section 2.16(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.17(b), to the extent permitted by Applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18.         Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Agents or any Lender may otherwise have, each of the Agents and the Lenders shall be entitled, at its option, to offset amounts owing by the Agents or such Lender, as the case may be, to the Borrower, in USD or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement that is not paid when due. For this purpose, any amount owing by the Agents or any Lender to the Borrower may be converted by the Agents or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Agents or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section 2.19.         Contractual Currency

To the fullest extent permitted by applicable law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the “Contractual Currency”) is rendered:

(a)          for the payment of any amount owing in respect of this Agreement; or

(b)          in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive promptly from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by applicable law, the obligations in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. To the extent permitted by Applicable Law, the Borrower hereby waives the right to invoke any defense of payment impossibility.

Section 2.20.         Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 1, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such); provided that, for designations made after the Closing Date to the extent such designation shall result in increased costs under Section 2.09 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section 2.20 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

Section 2.21.         [Reserved].

Section 2.22.         [Reserved].

Section 2.23.         Recourse Against Certain Parties.

Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 2.23 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 2.23 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01.         Conditions Precedent to Initial Advances

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent, the deliverables set forth below or, as applicable, the events set forth below shall have occurred (or such applicable conditions precedent have been waived by the Administrative Agent):

(a)          each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c)          each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d)          one or more certificates of a Responsible Officer of each of the Borrower, the Equityholder and the Collateral Manager certifying (i) as to its Constituent Documents, (ii) that each of the representations and warranties are true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iii) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (iv) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)          proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral, provided that to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement) is not or cannot be provided and/or perfected on the Closing Date (x) without undue burden or expense or (y) after the Borrower’s use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable(s) shall not constitute a condition precedent to the availability of the initial Advance on the Closing Date but shall be required to be delivered after the Closing Date in accordance with Section 5.01(n);

(f)          copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction) and, if applicable, release letters, if any, necessary to release all security interests and other rights (other than Permitted Liens) of any Person (other than the Collateral Agent) in the Collateral previously granted by the Borrower or any transferor;

(g)          legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower, the Collateral Manager and the Equityholder, covering customary corporate matters (including opinions regarding no conflict with covered laws and non-contravention with organizational documents and material agreements, the Investment Company Act and the Volcker Rule), substantive nonconsolidation of the Borrower with the Collateral Manager and the Equityholder, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Administrator, the Collateral Agent and the Custodian, covering corporate and enforceability matters, and such other matters as the Administrative Agent and its counsel shall reasonably request;

(h)          the Equityholder shall have made (or substantially simultaneously or concurrently with the Closing Date shall make) an equity contribution to the Borrower (or shall be deemed to have made an equity contribution to the Borrower in the form of the payment of a portion of the Purchase Price for the initial Collateral Loans) in an amount sufficient, when combined with the proceeds of the initial Advance hereunder, to pay the purchase price for the initial Collateral Loans to be included in the Collateral and all fees and expenses in connection therewith;

(i)          since December 31, 2016, there shall have been no Material Adverse Effect;

(j)          after giving effect to the transactions contemplated in connection herewith, the Borrower shall not have any Indebtedness other than the Obligations;

(k)          all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(l)          evidence reasonably satisfactory to it that (i) all fees and (to the extent invoiced at least two (2) Business Days prior to the Closing Date) expenses due and owing to the Administrative Agent on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) (to the extent invoiced at least two (2) Business Days prior to the Closing Date) the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, and of counsel to the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower;

(m)          at least three (3) Business Days prior to the Closing Date, a Borrowing Base Calculation Statement prepared as of a date reasonably prior to the Closing Date;

(n)          evidence reasonably satisfactory to it that an amount equal to the Unfunded Reserve Required Amount with respect to the Collateral Loans to be acquired on the Closing Date shall have been deposited into the Unfunded Reserve Account;

(o)          a solvency certificate reasonably satisfactory to it from an authorized signatory of the Borrower and the Equityholder;

(p)          the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02, certified by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower), demonstrating that immediately after the making of such initial Advance, each of the Coverage Tests, the Collateral Quality Test and the Concentration Limitations shall be satisfied;

(q)          the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at the address identified herein; and

(r)          the Borrower shall have instructed all Obligors or, if applicable, the administrative agents, on the Collateral Loans that all payments shall be made directly to the Collection Account and all Collections received by the Borrower or its Affiliates with respect to the Collateral shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties.

Section 3.02.         Conditions Precedent to Subsequent Advances

The obligation of each Lender to make each Advance to be made by it (other than the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(i)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans or Revolving Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.05:

(a)          the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)          immediately after the making of such Advance on the applicable Borrowing Date, each of the Coverage Tests, the Collateral Quality Test and the Concentration Limitations shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing and certified by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower));

(c)          each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)          no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance (as demonstrated, with respect to Sections 6.01(p) and (s), on the Borrowing Base Calculation Statement attached to the applicable Notice of Borrowing and certified by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower), setting forth a calculation of the Tangible Net Worth and Unencumbered Liquidity of the Equityholder as of the end of the most recently ended fiscal quarter);

(e)          after the making of such Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the Unfunded Reserve Required Amount; and

(f)          the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.         Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and each Measurement Date, as follows:

(a)          Due Organization; Power and Authority. The Borrower is a Delaware limited liability company, duly formed under the laws of its jurisdiction of organization, with full power and authority to own and operate its assets and properties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action) and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the laws of its jurisdiction of organization. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party (other than any filings permitted to be made after the Closing Date pursuant to Section 5.01(n), and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Borrower nor, to the knowledge of any Responsible Officer of the Borrower, any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on a list of (or otherwise subject to sanctions by) the Office of Foreign Asset Control, U.S. Department of the Treasury (“OFAC”); (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “NonCooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”) (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Borrower is in compliance in all material respects with all applicable OFAC rules and regulations and also in compliance in all material respects with all applicable provisions of the PATRIOT Act.

(g)          Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 8 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02). The Borrower’s jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(h)          Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 12.06, neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)          Volcker Rule. The transactions contemplated by this Agreement and the other Facility Documents do not result in the Lenders holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

(j)          Taxes. The Borrower has filed all U.S. federal Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k)          Tax Status. For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(l)          ERISA. Neither (i) the Borrower nor (ii) except as would not constitute a Material Adverse Effect, any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(m)          Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or, assuming that the assets of the Lenders, the Administrative Agent and the Collateral Agent are not deemed to be “plan assets” for purposes of Section 3(42) of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(n)          Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(o)          Material Adverse Effect. Since its date of formation, no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect.

(p)          Special Purpose Provision. The Borrower has complied in all material respects with its Constituent Documents and the activities described in Section 5.05 hereof.

(q)          Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(r)          No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened against it, before any Official Body having jurisdiction over it or its properties (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(s)          Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(t)          Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

(u)          Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) Indebtedness incurred under the terms of the Facility Documents and (b) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents.

(v)          Collections. The Borrower acknowledges that (a) all Obligors (and related agents) have been directed to make all payments directly to the Collection Account and (b) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account in accordance with this Agreement.

(w)          Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Responsible Officer of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate applicable Sanctions.

(x)          Environmental. With respect to each item of Related Security as of the date such Collateral Loan related to such Related Security was included in the Collateral, to the actual knowledge of a Responsible Officer of the Borrower (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment other than as materially mitigated by remediation reserves, indemnities, guaranties, acceptance into state-sponsored cleanup funds or other sources. As of the applicable date such Collateral Loan related to such Related Security was included in the Collateral, the Borrower has not received any written notice of, or inquiry from any Official Body regarding, any material violation, alleged material violation, material non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Security.

(y)          No Fraud. To the actual knowledge of any Responsible Officer of the Borrower, each Collateral Loan was originated without any fraud or material misrepresentation on the part of any party thereto.

(z)          Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970.

(aa)         Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs between the Borrower and the Lenders.

Section 4.02.         Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and each Measurement Date, as follows:

(a)          Information. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby is true, complete and correct in all material respects as of the date such information is stated or certified. All Collateral Loans included as Eligible Collateral Loans in the most recent calculation of the Coverage Tests required to be determined hereunder were Eligible Collateral Loans as of the date of such calculation and any other information contained in each Notice of Borrowing is an accurate and complete listing of all the Collateral Loans contained in the Collateral as of the related date such Collateral Loan was included in the Collateral and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true and correct as of the related date such Collateral Loan was included in the Collateral.

(b)          Representations Relating to the Collateral.

(i)          The Borrower owns and has good and marketable title to all Collateral Loans (other than the Collateral Loans related to the Collateral Participation Interests, until any such Collateral Participation Interest is elevated to a full assignment) and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii)         the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii)        other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv)         the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v)          other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction (A) relating to the security interest granted to the Collateral Agent hereunder or (B) any security interest that has been terminated or fully and validly assigned to the Collateral Agent or the Borrower on or prior to the date hereof; and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi)         the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii)        all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii)      this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix)         the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x)          with respect to the Collateral that constitutes Security Entitlements:

(A)         all such Collateral has been and will have been credited to the applicable Covered Account;

(B)         the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(C)         either (x) the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) or (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi)         with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(c)          Value Given. The Borrower has acquired each Collateral Loan in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Collateral Loan in exchange for the purchase of each such Collateral Loan. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(d)          Beneficial Ownership Certification. As of the Second Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.03.         Representations and Warranties of the Equityholder and the Collateral Manager

The Collateral Manager and the Equityholder, as applicable, each represents and warrants to each of the Secured Parties on and as of the Closing Date and each Borrowing Date, as follows:

(a)          Due Organization. The Collateral Manager is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. The Equityholder is a corporation, duly incorporated and validly existing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Delaware. The Equityholder is in good standing in the State of Maryland. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither it nor, to the actual knowledge any Responsible Officer of the Borrower, any of its Affiliates is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance in all material respects with all applicable OFAC rules and regulations and also in compliance in all material respects with all applicable provisions of the PATRIOT Act.

(g)          Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(h)          Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

Section 4.04.         Representations and Warranties of the Collateral Agent, Custodian and Collateral Administrator.

Each of the Collateral Agent, the Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable, as follows (and any successor Collateral Agent, Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Collateral Agent, Custodian or Collateral Administrator, as applicable):

(a)          Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent, Custodian or Collateral Administrator, as applicable, under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association or corporate action, as applicable, on its part, either in its individual capacity or as Collateral Agent, Custodian or Collateral Administrator, as the case may be.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which it is a party or by which it or any of its property is bound.

(d)          No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, the Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f)          Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

COVENANTS

Section 5.01.         Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been paid and performed in full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)          Enforcement.

(i)          It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement (including Section 5.02 hereof), (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)         It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will promptly perform, and use commercially reasonable efforts to cause the Collateral Manager to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)          Further Assurances. It shall promptly upon the reasonable request of the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)          Financial Statements; Other Information. It shall provide to the Administrative Agent:

(i)          within 120 days after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2017), an annual report of the Equityholder containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis;

(ii)         within 60 days after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a market value report regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)        within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Collateral Manager is taking or proposes to take with respect thereto;

(iv)         to the extent reasonably available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents (or, upon the request of the Administrative Agent, shall request such information and use commercially reasonable efforts to obtain the same), on or prior to the date the Borrower acquires a Collateral Loan, audited financial statements of the related Obligor for the two (2) year period most recently ended with respect to the related Obligor;

(v)          to the extent reasonably available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the annual audited financial statements with respect to each Obligor and the financial reporting packages delivered by such Obligor pursuant to the applicable Related Documents, which delivery shall be made within ten (10) Business Days after receipt by a Responsible Officer of the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents;

(vi)         within ten (10) days after the end of each calendar month, the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a monthly basis (including (1) covenant and financial covenant testing, (2) the Borrower’s (or Collateral Manager’s) internal rating estimate for each Collateral Loan, (3) background information with respect to the Obligor, (4) transaction rationale, (5) recent events, including an explanation of all amendments, modifications and waivers made with respect to any Related Documents related to any Collateral Obligation during the immediately preceding quarterly period), (6) summary financial information including comparisons to prior years, if applicable, and a budget (if received from the related Obligor), (7) an assessment of such Obligor and information known to the Collateral Manager that may be material to their future financial performance, and (8) without duplication, the information obligations specified in Schedule 4 hereto;

(vii)        to the extent reasonably available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification; provided, however, that any amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan that would constitute a Material Modification shall be provided within five (5) Business Days following the date a Responsible Officer of the Borrower or the Collateral Manager receives a copy thereof;

(viii)      together with each Monthly Report delivered in accordance with Section 8.09, a certificate of a Responsible Officer of the Equityholder setting forth a calculation of the Tangible Net Worth and Unencumbered Liquidity of the Equityholder as of the end of the most recently ended fiscal quarter related to such financial statements;

(ix)         no later than 90 days after the end of each fiscal quarter, a copy of the internal quarterly review performed by the Borrower (or the Collateral Manager on its behalf) with respect to the Collateral Loans;

(x)          on each Business Day, a Borrowing Base Calculation Statement;

(xi)         copies of the underwriting and credit memos prepared by the Collateral Manager with respect to each Collateral Loan, on or prior to date the Borrower acquires a Collateral Loan, and copies of any updates or amendments thereto, within ten (10) Business Days after such updates or amendments become available;

(xii)        to the extent reasonably available, financial reporting packages with respect to each Obligor including (A) each Obligor’s (1) legal name and address, (2) jurisdiction, (3) tax identification number, (4) audited financial statements delivered under clause (iv) above and unaudited interim financial statements for the most recent fiscal year, (5) any internal credit memos produced by the Collateral Manager and (6) company forecasts including plans related to capital expenditures, if available to the Collateral Manager, (B) to the extent available to the Collateral Manager and not otherwise included in (A), above, each Obligor’s (1) business model, company strategy, and names of known peers, (2) shareholding pattern and details of the management team and (3) debt maturity schedule and any banking facility details with respect to other facilities and (C) such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Loans or the transactions contemplated hereby and so notify in writing the Borrower and the Collateral Manager (including, without limitation, the Collateral Manager’s internal rating of such obligor); provided that such information is in the possession of the Borrower or the Collateral Manager, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent;

(xiii)      within five (5) Business Days after written request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the existence of a Borrowing Base Deficiency or noncompliance with the Collateral Quality Test, Equity Coverage Test, Minimum Equity Test or any Concentration Limitation) as the Required Lenders (through the Administrative Agent) may reasonably request;

(xiv)        within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the Borrower, the Equityholder, or the Collateral Manager or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

(xv)         within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of the occurrence of any ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xvi)        within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any Insolvency Event related to any Obligor;

(xvii)      within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of a default in any payment required under any Related Document; and

(xviii)     on each Business Day, a trade blotter, cash flow and position report of the Borrower.

Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i) and Section 5.01(d)(ii) will be satisfied at any such time as such financial statements are appropriately filed with the SEC, if applicable.

(e)          Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees and provided, further, that an officer or employee of the Borrower or the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand. The Administrative Agent shall provide ten (10) days’ prior notice to the Borrower and the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)          Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)          on the Closing Date with respect to the initial Advance, to acquire Eligible Collateral Loans from the Equityholder and the Closing Date Participation Interests from 15th Street Loan Funding LLC and 15th Street Loan Funding 2 LLC, in each case as set forth on Schedule 6 hereto, and to pay fees and expenses in connection with this Agreement and the other Facility Documents in accordance with the terms thereof;

(ii)         after the Closing Date with respect to each additional Advance:

(A)         to fund or pay the purchase price (in a manner that shall constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes)) of Eligible Collateral Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(B)         to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower, in each case in accordance with the terms of this Agreement; and

(C)         to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.05 (and the Borrower shall submit a Notice of Borrowing for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account to the extent required under Section 8.05).

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, an affiliate of a Lender.

(g)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified and the delivery by or on behalf of the Borrower of any such Notice of Borrowing, Monthly Report, Borrowing Base Calculation Statement, Payment Date Report or other written information, reports, certificates and statements shall be deemed to be a representation and warranty by the Borrower that such information is true, complete and correct in all material respects as of the date such information is stated or certified.

(h)          No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i)          Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law. For U.S. federal income tax purposes, the Borrower shall remain disregarded as an entity separate from its sole owner, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder shall remain a United States Person within the meaning of Section 7701(a)(30) of the Code.

(j)          Collections. The Borrower (or the Collateral Manager on its behalf) shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Collateral Manager or any of their respective Affiliates.

(k)          Priority of Payments. The Borrower shall instruct in writing (or cause the Collateral Manager to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)          Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder or an Affiliate thereof shall be for fair market value and no adverse selection procedures shall be employed by the Borrower (or the Collateral Manager on behalf of the Borrower) in selecting the Collateral Loans for acquisition.

(m)          Credit and Collection Policy. The Borrower will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, (ii) furnish to the Administrative Agent and the Lenders prior to its effective date prompt written notice of any changes relating to its corporate finance business in the Credit and Collection Policy, and (iii) furnish to the Administrative Agent and the Lenders copies of all other changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any material change (as determined by the Administrative Agent in its sole discretion) in the Credit and Collection Policy relating to its corporate finance business without the prior written consent of the Administrative Agent and the Required Lenders; provided that no consent shall be required from the Administrative Agent or the Lenders in connection with any change mandated by Applicable Law or a Governmental Authority, as evidenced by a written opinion of counsel, which opinion shall be reasonably acceptable to the Administrative Agent, to that effect delivered to the Administrative Agent. The Administrative Agent will use commercially reasonable efforts to determine whether any such proposed change is material and adverse to the interests of the Lenders within five (5) Business Days of receipt of notice with respect thereto. The Borrower shall promptly forward copies of the amended Credit and Collection Policy reflecting any changes thereto to the Administrative Agent for distribution to the Lenders.

(n)          Further Assurances. The Borrower shall deliver all such further instruments and take all such further actions that the Administrative Agent deems reasonably necessary or desirable in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral.

(o)          Access to Data Site. The Borrower shall, or shall cause the Collateral Manager to, (a) maintain the Data Site and (b) grant access to the Data Site to the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and each Lender or prospective Lender; provided that the Borrower shall not be required to grant access to the Data Site to (i) any Disqualified Person or (ii) any Person that has not agreed to be bound by confidentiality requirements that are consistent with Section 12.09 or are otherwise satisfactory to the Borrower and the Collateral Manager. The Borrower shall, or shall cause the Collateral Manager to, to the extent posting such information would not result in a breach by the Borrower or the Collateral Manager of its respective confidentiality obligations, post the information described in Section 5.01(d)(xii) for each Collateral Loan to the Data Site.

(p)          Delivery of Loan Files. The Borrower (or the Collateral Manager on behalf of the Borrower) shall deliver to the Custodian (with a copy to be posted by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Data Site) for each Collateral Loan, each item referenced in the definition of “Loan File”; provided that, other than as set forth above with respect to any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan (each of which shall be delivered to the Custodian in sealed envelopes labeled appropriately), the requirements set forth in this Section 5.01(p) shall be satisfied by providing electronic copies of any Required Loan Document to the Custodian; provided, further, that any filed stamped document included in any Loan File shall be delivered as soon as they are reasonably available (but in no event later than 30 Business Days after the related Borrowing Date). Neither the Custodian nor the Collateral Administrator shall have any obligation to review any of the documents delivered to it hereunder

(q)          Certificate of Assignment for Closing Date Participation Interests. Not later than the date that is sixty (60) days after the Closing Date (or such longer period to which the Administrative Agent may agree), the Borrower shall deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loans related to the Closing Date Participation Interests directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(r)          Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purpose of compliance with the Beneficial Ownership Regulation.

(s)          Delivery of Additional Information. The Borrower shall deliver to any Agent or any Lender (i) promptly following any request therefor, any information and documentation reasonably requested by such Agent or Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, and (ii) prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or such Lender that would result in a change to the list of beneficial owners identified in such certification.

Section 5.02.         Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been Paid in Full):

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b)          Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, division, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution, division or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c)          Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)          Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e)          Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f)          Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives ten (10) days’ prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g)          Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision). The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(r) and (iii) shall not prohibit the Equityholder from transferring Collateral Loans, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

(h)          Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the Specially Designated Nationals and Blocked Persons List (SDN) maintained by OFAC or otherwise in violation of any Subject Laws.

(i)          No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(j)          Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) the Obligations pursuant to or as expressly permitted by this Agreement and the other Facility Documents or (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(k)          Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first-priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l)          Subsidiaries. It shall not have or permit the formation of any Subsidiaries, provided that this clause shall not apply to any Obligor that becomes a Subsidiary of the Borrower in connection with a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(m)          Name. It shall not conduct business under any name other than its own.

(n)          Employees. It shall not have any employees (other than any Responsible Officers and other officers and directors to the extent they are employees).

(o)          ERISA. Neither it nor any member of its ERISA Group shall establish any Plan or Multiemployer Plan.

(p)          Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(q)          Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(r)          Restricted Payments. The Borrower shall not make any Restricted Payments other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the Facility Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Equityholder, (ii) amounts distributed by the Borrower in connection with the acquisition or substitution, as applicable, of Collateral Loans from the Equityholder in accordance with Article X, (iii) Permitted Tax Distributions or (iv) with Other Interest Proceeds, to the extent such amounts are available therefor or, with the consent of the Administrative Agent, from proceeds of Advances otherwise permitted and made in compliance with this Agreement, including Section 3.02, and, in each case, (x) not more frequently than one time per calendar quarter and (y) with five (5) Business Days’ prior written notice to the Administrative Agent, the Collateral Agent and the Collateral Administrator.

(s)          Amendments to Collateral Loans. The Borrower (and the Collateral Manager on its behalf) shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan (i) that would be a Material Modification, (ii) that would result in an Event of Default, (iii) after the occurrence and continuance of an Event of Default or (iv) that would cause any Collateral Loan to become an Ineligible Collateral Loan, in each case without the prior written consent of the Administrative Agent in its sole discretion. The Borrower (and the Collateral Manager on its behalf) shall not consent to any extension or postponement of the maturity date with respect to any Collateral Loan unless, after giving effect to any such extension or postponement, the Maximum Weighted Average Life Test shall be satisfied.

(t)          Obligor Payment Instructions. The Borrower shall not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Loans regarding payments to be made with respect to the Collateral Loans to the Collection Account, unless the Administrative Agent has consented to such change. The Borrower acknowledges that the power of attorney granted in Section 6.03 to the Administrative Agent is exercisable only after the occurrence and during the continuance of an Event of Default and permits the Administrative Agent to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent. The Borrower further agrees that it shall (or it shall cause the Collateral Manager to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Loan and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Collateral Manager, as applicable, has actual knowledge of such misdirected or errant payments.

Section 5.03.         Affirmative Covenants of the Equityholder and the Collateral Manager

Each of the Equityholder and the Collateral Manager, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v)(A), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)          Information and Reports.

(i)          Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(ii)         The Collateral Manager shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

(A)         a Borrowing Base Calculation Statement on (A) each date on which the Collateral Manager sells or substitutes any Collateral Loan, (B) the date on which a Responsible Officer of the Collateral Manager obtains knowledge of any Material Modification with respect to a Collateral Loan, (C) each other date reasonably requested by the Administrative Agent upon at least two (2) Business Days’ written notice to the Collateral Manager and (D) each Measurement Date; and

(B)         from time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Coverage Tests and the Collateral Quality Test) as the Required Lenders (through the Administrative Agent) may reasonably request in writing.

(iii)        The Collateral Manager shall provide to the Collateral Administrator the information described in Section 1 clauses (x), (xv), (xvi), (xviii), and (xix) through (xxiii), Section 7, Section 8, Section 9, Section 12, and Section 13, each of the Monthly Report.

(iv)         The Collateral Manager shall, on each Business Day, calculate the Borrowing Base, the Equity Coverage Requirement, the Minimum Equity Amount and the Net Equity Amount and provide such calculations to the Borrower, the Collateral Administrator and the Administrative Agent.

(v)          The Collateral Manager shall track the delivery to the Data Site (or in the case of any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan, the delivery thereof to the Custodian) of the Required Loan Documents with respect to each of the Collateral Loans owned by the Borrower.

(vi)         The Collateral Manager shall, no later than the fifth (5th) Business Day following the end of each month, provide to the Administrative Agent and the Collateral Administrator a report with the information obligations specified for delivery by the Collateral Manager as set forth on Schedule 4 hereto.

(vii)        The Collateral Manager shall provide five (5) Business Days’ prior written notice to the Administrative Agent of (x) any proposed amendment, restatement or modification to the Collateral Manager Operating Agreement relating to Apollo Investment Management, L.P. (or the Series A Membership Interests held by it) or CION Investment Group, LLC (or the Series C Membership Interests held by it) (as such terms are defined in the Collateral Manager Operating Agreement) and (y) any other proposed material amendment, restatement or modification to the Collateral Manager Operating Agreement.

(c)          Notice of Default. Within five (5) Business Days after a Responsible Officer of the Collateral Manager or the Equityholder obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, the Collateral Manager shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto; provided that the Collateral Manager shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(iii).

(d)          Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance written notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees; provided, further, that an officer or employee of the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Collateral Manager’s accountants, on the other hand. The Administrative Agent shall provide ten (10) days’ prior written notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Any such visit and inspection shall be made simultaneously with any visit and inspection pursuant to Section 5.01(e).

(e)          Notice of Material Modification. Within three (3) Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Material Modification, the Collateral Manager shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and attaching a copy of the related amendment or waiver.

(f)          Credit and Collection Policy. The Collateral Manager shall (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, (ii) furnish to the Administrative Agent and the Lenders prior to its effective date prompt written notice of any changes relating to its corporate finance business in the Credit and Collection Policy, and (iii) furnish to the Administrative Agent and the Lenders copies of all other changes in the Credit and Collection Policy. The Collateral Manager will not agree to or otherwise permit to occur any material change (as determined by the Administrative Agent in its sole discretion) in the Credit and Collection Policy relating to its corporate finance business without the prior written consent of the Administrative Agent and the Required Lenders; provided that no consent shall be required from the Administrative Agent or the Lenders in connection with any change mandated by Applicable Law or a Governmental Authority, as evidenced by a written opinion of counsel, which opinion shall be reasonably acceptable to the Administrative Agent, to that effect delivered to the Administrative Agent. The Administrative Agent will use commercially reasonable efforts to determine whether any such proposed change is material and adverse to the interests of the Lenders within five (5) Business Days of receipt of notice with respect thereto. The Collateral Manager shall promptly forward copies of the amended Credit and Collection Policy reflecting any changes thereto to the Administrative Agent for distribution to the Lenders. Compliance by the Collateral Manager with this covenant shall be deemed to constitute compliance by the Borrower with its corresponding obligations under Section 5.01(m).

(g)          Collections. The Collateral Manager shall direct any agent or administrative agent for any Collateral Loan in respect of any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

Section 5.04.         Negative Covenant of the Equityholder and the Collateral Manager

The Equityholder and the Collateral Manager each covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05.         Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower, Collateral Manager and Equityholder contained in this Agreement:

(a)          The Borrower shall maintain its bank accounts, books, accounting and other records separate from those of any other Person, except that the accounts of the Borrower may be included in the consolidated financial statements of the Equityholder as required by GAAP or applicable law.

(b)          The Borrower, Collateral Manger and the Equityholder shall not commingle or pool any of their funds or assets with those of any Affiliate or any other Person, and each shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)          Each of the Borrower, the Collateral Manager and the Equityholder shall pay its own debts, liabilities and expenses only out of its own assets as the same shall become due; provided that the Borrower, the Collateral Manager and the Equityholder may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Borrower, the Collateral Manager and the Equityholder and such other Person.

(d)          The Borrower has observed, and shall observe, in all material respects all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence.

(e)          The Borrower shall have at least one (1) Independent Manager at all times.

(f)          The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except, in each case, as permitted by or pursuant to the Facility Documents.

(g)          The Borrower shall, at all times, hold itself out to the public as a legal and economic entity separate from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity; provided that the assets, liabilities and operating results of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder as required by GAAP or applicable law.

(h)          Any transaction between the Borrower and its Affiliates shall be on arm’s-length terms.

(i)          Except as provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(j)          Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Equityholder, its Affiliates or any other Person (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan).

(k)          The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(l)          The Borrower shall make no transfer of its Collateral Loans, except as permitted by or pursuant to the Facility Documents.

(m)          The Borrower shall file its own Tax returns, if any, as may be required under applicable law, to the extent that the Borrower is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a disregarded entity separate from its sole owner of another taxpayer for Tax purposes, within the meaning of Treasury Regulation Section 301.7701-3 and pay any Taxes so required to be paid under Applicable Law.

(n)          The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(o)          The Borrower shall maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make additional capital contributions.

(p)          The Borrower shall at all times be organized as a special purpose entity and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(q)          The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “true sale” and “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all material respects, but solely to the extent that said opinion letters expressly require such assumptions to remain true and correct at all times in order for such letters’ underlying opinions to be valid.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.         Events of Default

“Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          a default in the payment, when due and payable, of any Interest on or Commitment Fee and such default has not been cured within two (2) Business Days; or

(b)          the failure on any Payment Date to disburse amounts in the Collection Account in accordance with the Priority of Payments set forth herein and such failure has not been remedied within two (2) Business Days; or

(c)          (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date or (ii) the failure to make payment of the Mandatory Amortization Amount on the applicable Payment Date; or

(d)          (i) the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under Section 8 of the Investment Company Act or (ii) the transactions contemplated by the Facility Documents result in one or more of the Lenders holding an “ownership interest” in a “covered fund” under the Volcker Rule and, solely in the case of this clause (ii), any Agent shall have delivered written notice thereof to the Borrower (which may be a .pdf or similar file sent by e-mail); or

(e)          a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Equityholder or the Collateral Manager under Sections 5.01(a)(ii), 5.01(c), 5.01(d)(i), (ii), (iii) and (viii), 5.01(e), 5.01(f), 5.01(h), 5.01(j), 5.01(k), 5.01(n), 5.01(p), 5.02, 5.03, 5.04 and 5.05; or

(f)          except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Equityholder under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of ten (10) Business Days after the earlier of (i) written notice to the Borrower, the Collateral Manager and the Equityholder by the Administrative Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower, the Equityholder or the Collateral Manager, as applicable; provided that the existence of a Borrowing Base Deficiency or Equity Coverage Deficiency shall be subject to clause (o) below; or

(g)          the rendering of one or more final judgments, decrees or orders against the Borrower or the Equityholder by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (in the case of the Borrower) or $1,000,000 (in the case of the Equityholder) (in each case exclusive of judgment amounts fully covered by insurance), and the Borrower or the Equityholder, as applicable, shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof; or

(h)          the Borrower or the Equityholder shall have made payments of amounts in excess of $1,000,000 (in the case of the Borrower) or $1,000,000 (in the case of the Equityholder) in settlement of any litigation, claim or dispute (exclusive of settlement amounts fully covered by insurance); or

(i)          an Insolvency Event relating to the Borrower or the Equityholder occurs; or

(j)          (i) any material provision of any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Equityholder or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first-priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(k)          (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower or the Equityholder and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower or the Equityholder and such Lien shall not have been released within five (5) Business Days; or

(l)          a Change of Control occurs without the prior written consent of the Administrative Agent; or

(m)          a Collateral Manager Default occurs (for the avoidance of doubt, after giving effect to any grace period or applicable notice period or requirement); or

(n)          CION Investment Management, LLC ceases to be the Collateral Manager hereunder; or

(o)          (i) failure of the Borrower to maintain at least one (1) Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within 30 days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “Cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, or (iii) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect to the Borrower, on the one hand, and the Equityholder and the Collateral Manager, on the other hand; or

(p)          a Borrowing Base Deficiency or Equity Coverage Deficiency shall exist and not be cured within two (2) Business Days; or

(q)          the Equityholder and its subsidiaries (to the extent the cash and other amounts of such subsidiaries are not restricted from being distributed to the Equityholder) shall fail to maintain Unencumbered Liquidity of at least the lesser of (i) $10,000,000 and (ii) 3% of the Aggregate Principal Balance at any time; or

(r)          subject in each case to Section 9.01, the failure of the Borrower on any date to maintain an amount equal to the Unfunded Reserve Required Amount on deposit in the Unfunded Reserve Account in accordance with this Agreement and, solely during the Reinvestment Period, such failure shall continue for five (5) Business Days; or

(s)          the failure of the Borrower or the Equityholder to make any payment when due (after giving effect to any related notice period or requirement or grace period) under one or more agreements for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $1,000,000 (in the case of the Borrower) or $1,000,000 (in the case of the Equityholder), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness, whether or not waived; or

(t)          the Equityholder shall fail to maintain a minimum Tangible Net Worth of $750,000,000.

With respect to any notice that may be furnished by an Agent to the Borrower pursuant to Sections 6.01(a), (c) and (d), upon written request therefor to the applicable Agent, the Required Lenders may direct such Agent to provide such notice to the Borrower. Such Agent shall promptly thereafter provide such notice to the Borrower.

Section 6.02.         Remedies.

(a)          Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default, the Reinvestment Period shall terminate upon notice by the Administrative Agent to the Borrower; provided, further, that upon the occurrence of any Event of Default described in clause (i) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

(b)          Upon the occurrence and during the continuance of an Event of Default the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) such rights, including: (u) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents (including the right to direct the Collateral Manager to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (v) the termination of the Collateral Manager’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a successor Collateral Manager; (x) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

(c)          Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Required Lenders, whether or not approved by the Borrower's board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

Section 6.03.         Power of Attorney.

(a)          The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document and (v) to exercise directly the Collateral Manager’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Collateral Manager has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Collateral Manager; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Collateral Manager Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)          No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c)          Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

ARTICLE VII

PLEDGE OF COLLATERAL;

RIGHTS OF THE COLLATERAL AGENT

Section 7.01.         Grant of Security

(a)          The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)          all Collateral Loans and Related Documents (including those listed, as of the Closing Date, in Schedule 6 hereto), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)         each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)        all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv)         each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)          all Cash or Money in possession of the Borrower or delivered to the Collateral Agent or Securities Intermediary (or a bailee thereof);

(vi)         all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)        all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Custodian by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii)      all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)         all Proceeds of any and all of the foregoing.

(b)          All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

(c)          The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any liabilities, duties or obligations under) the Closing Date Participation Agreement, the Related Documents for each Collateral Loan, all other agreements, documents and instruments evidencing, securing or guarantying any Collateral Loan and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Taxes or Retained Interest (the “Assigned Documents”). The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Payment in Full of all outstanding Obligations.

Section 7.02.         Release of Security Interest

If and only if all Obligations have been Paid in Full, the Administrative Agent shall provide notice of the same to the Collateral Agent and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral; provided that the Collateral Agent shall also promptly release or terminate the Secured Parties’ security interest in the Collateral in connection with any sale of Collateral permitted under this Agreement. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03.         Rights and Remedies

(a)          The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Solely upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees (which may include, without limitation, the Collateral Agent) shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower promptly take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b)          The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (b) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid (other than unasserted contingent obligations)), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04.         Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.         Related Documents

(a)          Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)          The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) following its acquisition of any Collateral Loan, the Borrower shall deliver to the Custodian the Required Loan Documents.

Section 7.06.         Borrower Remains Liable

(a)          Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)          No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07.         Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a)          grant security more effectively on all or any portion of the Collateral;

(b)          maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first-priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c)          perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d)          enforce any of the Collateral or other instruments or property included in the Collateral;

(e)          preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)          pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral.

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.         Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

Section 8.02.         Collection Account

(a)          In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian one (1) segregated trust account, (including any sub-accounts deemed appropriate or necessary by the Custodian, for convenience in administering such account), which will collectively be designated the “Collection Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Collateral Manager. The Collateral Agent shall from time to time deposit into the Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.05) received by the Collateral Agent and identified as such by the Collateral Manager. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b)          At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such instructions. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c)          The Collateral Agent shall transfer to the Collection Account from the other Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03.         [Reserved.]

Section 8.04.         [Reserved.]

Section 8.05.         The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian one (1) segregated trust account, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the date of acquisition by the Borrower of any Delayed Drawdown Collateral Loan, Revolving Collateral Loan, and on any Payment Date, the Collateral Manager shall instruct the Collateral Agent to withdraw funds from the Collection Account for deposit into the Unfunded Reserve Account, to the extent required so that the amount of funds on deposit in the Unfunded Reserve Account is equal to the Unfunded Reserve Required Amount.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01.

During the Amortization Period, Principal Proceeds received by the Borrower (or the Collateral Manager on its behalf) in respect of Revolving Collateral Loans (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Collateral Manager on its behalf) into the Unfunded Reserve Account.

Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Collection Account. In addition, following the occurrence of an Event of Default, funds in the Unfunded Reserve Account may be withdrawn by the Collateral Agent and deposited into the Collection Account at the direction of the Administrative Agent.

Section 8.06.         [Reserved].

Section 8.07.         Account Control Agreement.

The provisions of Sections 8.02 and 8.05 are subject to the terms of the Account Control Agreement.

Section 8.08.         Funds in Covered Accounts; Reports by Collateral Agent

(a)          By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall invest in Eligible Investments that mature overnight until it shall receive written instructions from the Collateral Manager. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such funds as fully as practicable in Eligible Investments as described in clause (a) of the definition thereof or as otherwise directed by the Collateral Manager maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Collection Account. Absent its timely receipt of such instruction from the Collateral Manager or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)          The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian.

(c)          The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.09 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.09.         Accountings

(a)          Monthly. Not later than ten (10) Business Days following the last calendar day of each calendar month (other than the months for which a Payment Date Report is delivered) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Equityholder a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Administrator for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.09. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Collateral Administrator a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), the Collateral Administrator and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File no later than ten (10) Business Days following the Monthly Report Determination Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the fifteenth day of the prior calendar month. The first Monthly Report shall be delivered on May 12, 2017 and shall be determined with respect to the Monthly Report Determination Date that is April 15, 2017. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Administrator, the Collateral Manager, the Equityholder and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b)          Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents and the Equityholder not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Manager, the Equityholder, the Collateral Administrator and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date) unless previously disclosed under Section 5.01(d)(vii) or 8.09(a).

The first Payment Date Report shall be delivered on June 13, 2017, shall be determined with respect to the Determination Date that is June 8, 2017, and shall be used in connection with the payments to be made on the Payment Date that is June 15, 2017.

(c)          Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.09 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide the information and reports to be provided in this Section 8.09; provided, however, that the Collateral Administrator’s obligation to compile and provide such information and reports is subject to the receipt of the information necessary to do so from the Collateral Manager and the Administrative Agent.

Section 8.10.         Release of Collateral

(a)          If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent and the Custodian at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent (or the Custodian on its behalf) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent (or the Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless it has received notice thereof.

(b)          The Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)          As provided in Section 8.02(a), the Collateral Agent (and its designees) shall deposit any proceeds received by it from the disposition of a Collateral Loan in the Collection Account as instructed by the Collateral Manager, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)          The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than unasserted contingent obligations), execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)          Any security, Collateral Loan or amounts that are released pursuant to Section 8.10(a) or (b) shall be automatically released from the Lien of this Agreement.

Any direction received by the Collateral Agent or the Custodian, as applicable, on or prior to 12:00 noon on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent or the Custodian, as applicable, after 12:00 noon on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.11.         Reports by Independent Accountants

(a)          The Collateral Manager will appoint a firm of independent certified public accountants, independent auditors or independent consultants specializing in securitization transactions (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent, for purposes of reviewing and delivering the reports of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. The Collateral Manager may remove any firm of Independent Accountants at any time upon notice to, but without the consent of, the Administrative Agent. Upon any resignation by such firm or removal of such firm by the Collateral Manager, the Collateral Manager shall promptly appoint, by a certificate of a Responsible Officer of the Collateral Manager delivered to the Agents, a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b)          The Collateral Manager will cause the Independent Accountants to furnish to the Administrative Agent (with a copy to the Collateral Agent) within 120 days of the end of each fiscal year of the Borrower (starting with the fiscal year ending 2019), to the effect that such firm has applied certain agreed-upon procedures approved by the Administrative Agent (as such agreed-upon procedures may be updated from time to time in response to reasonable requests of the Administrative Agent) with respect to a selection of Monthly Reports and/or Payment Date Reports from the related fiscal year, as applicable, and, with respect to the Collateral Manager’s performance hereunder, to assist the Administrative Agent in determining that the Monthly Reports and Payment Date Reports for the related fiscal year, as applicable, were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Collateral Manager thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower.

(c)          In the event the Independent Accountants appointed pursuant to this Section 8.11 require the Collateral Agent or the Collateral Administrator, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent or the Collateral Administrator, as applicable, is hereby directed by the Borrower, to so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent and the Collateral Administrator shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent and the Collateral Administrator may require the delivery of a written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Agent and the Collateral Administrator under this Agreement. The Collateral Agent and the Collateral Administrator are hereby authorized, without liability on their part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Collateral Manager on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent and the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01.         Disbursements of Funds from Collection Account

(a)          Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, the Collateral Agent, based solely upon the Payment Date Report, shall disburse amounts from the Collection Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i)          On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)         (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Custodian incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (2) shall not exceed the Administrative Expense Cap for such Payment Date; provided, further, that upon any commencement of the exercise of remedies described in Section 6.02, Administrative Expenses paid pursuant to this subclause (A)(2) to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian shall be paid without regard to the Administrative Expense Cap;

(B)         to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Collateral Manager elects to defer such current or previously due Collateral Management Fee pursuant to this Agreement;

(C)         to each Lender, to pay accrued and unpaid Interest on the Advances, Commitment Fees, and Prepayment Fees, if any, due to each such Lender and amounts payable to each such Lender under Section 2.10;

(D)         to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount required to cure any Borrowing Base Deficiency or to cure any failure of the Equity Coverage Test or the Minimum Equity Test;

(E)         during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount equal to the Mandatory Amortization Amount for such Payment Date;

(F)         for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(G)         (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant the Administrative Agent Fee Letter and any other Facility Documents and (2) second, to the Lenders (or related indemnified parties) to pay any fees, expenses, indemnities and other amounts payable by the Borrower under any Facility Document;

(H)         (1) first, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03;

(I)         to the Equityholder to make Permitted Tax Distributions; and

(J)         to be allocated at the discretion of the Collateral Manager (as set forth in the Payment Date Report) to any one or more of the following payments: (1) to prepay the Advances or (2) to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(ii)         On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Principal Proceeds on deposit in the Collection Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)         to the payment of unpaid amounts under clauses (A) through (F) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)         during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Collateral Manager on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances pursuant to this clause (B);

(C)         to the payment of unpaid amounts under clauses (G) and (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(D)         during the Reinvestment Period, at the discretion of the Collateral Manager, all remaining amounts shall be allocated to any one or more of the following payments: (1) to the Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans or (2) for deposit into the Unfunded Reserve Account; and

(E)         during the Amortization Period, to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(iii)         On each Payment Date after the occurrence and during the continuance of an Event of Default, or if an Event of Default would result from the application of Collections pursuant to the preceding clauses (i) or (ii), all Collections on deposit in the Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)         (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Custodian incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; and (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (2) shall not exceed the Administrative Expense Cap for such Payment Date; provided, further, that upon any commencement of the exercise of remedies described in Section 6.02, Administrative Expenses paid pursuant to this subclause (A)(2) to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian shall be paid without regard to the Administrative Expense Cap;

(B)         to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds;

(C)         to each Lender, to pay accrued and unpaid Interest on the Advances, Commitment Fees, and Prepayment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(D)         to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(E)         for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(F)         to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant the Administrative Agent Fee Letter and any other Facility Documents;

(G)         to the Lenders (or related indemnified parties) to pay any fees, expenses, indemnities and other amounts payable by the Borrower under any Facility Document;

(H)         to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

(I)         to the payment of amounts referred to in clause (B) above, to the extent not paid in full pursuant to such clause;

(J)         to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03; and

(K)         to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(b)          If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS;

PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01.         Sales of Collateral Loans

(a)          Sales of Collateral Loans. Subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions specified in Sections 10.04, the Borrower may, but will not be required to, sell any Collateral Loan if such sale meets each of the requirements set forth below:

(i)          no Default or Event of Default exists and is continuing or would result upon giving effect thereto;

(ii)         upon giving effect thereto and to the application of the proceeds thereof, each of the Coverage Tests, Collateral Quality Test and Concentration Limitations shall be satisfied (or, if any Collateral Quality Test or any Concentration Limitation is not satisfied before the making of such sale, the level of compliance with the Collateral Quality Test or such Concentration Limitation shall be improved);

(iii)        such sale is made for Cash; and

(iv)        no adverse selection procedures have been employed by the Borrower (or the Collateral Manager on behalf of the Borrower) in selecting the Collateral Loans for sale.

(b)          Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(c)          Certain Restrictions. In the case of a sale of a Collateral Loan to an Affiliate of the Borrower at a price less than the original percentage of par paid by the Borrower, the purchase price shall not be less than the Asset Value of such Collateral Loan.

(d)          Application of Proceeds of Sales. The Collateral Manager on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01 or reinvestment in additional Collateral Loans in accordance with Section 10.02.

Section 10.02.         Purchase of Additional Collateral Loans

On any date during the Reinvestment Period, if no Default or Event of Default has occurred and is continuing, the Collateral Manager on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.04 are met (or, solely in the case of the conditions set forth in Section 10.04, waived by the Administrative Agent), invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date such Collateral Loan is added to the Collateral:

(i)          such obligation is an Eligible Collateral Loan;

(ii)         the conditions to making an Advance, as set forth in Section 3.02, are satisfied.

Section 10.03.         [Reserved].

Section 10.04.         Conditions Applicable to All Sale and Purchase Transactions

(a)          Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans if effected with a Person that is an Affiliate of the Equityholder (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be (i) for fair market value, (ii) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (iii) effected in accordance with all Applicable Laws.

(b)          Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Custodian on behalf of the Collateral Agent.

(c)          The Borrower shall not, nor shall the Collateral Manager on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Collateral Loan unless each of the following conditions is met: (a) if such Collateral Loan is being acquired by the Borrower, it is an Eligible Collateral Loan, (b) such Collateral Loan is being acquired or disposed of in accordance with the terms of this Agreement, (c) such Collateral Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes and (d) the Collateral Manager reasonably believes (which determination shall not be subject to question based on subsequent events) that such acquisition or disposition will not result in a downgrade or withdrawal of any rating assigned by a rating agency to the Advances, if applicable.

Section 10.05.         Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Coverage Tests, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Collateral Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Equityholder specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Equityholder.

ARTICLE XI

THE AGENTS

Section 11.01.         Authorization and Action

(a)          Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)          If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(c)          Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)          If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e)          Instructions to Collateral Agent.

(i)          The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf) the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Required Lenders or the Administrative Agent, as applicable.

(ii)         Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)        In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(f)          General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)          The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. The Collateral Agent is not responsible for or chargeable with knowledge of any terms or conditions contained in any other agreement to which it is not a party referred to herein. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document.

(ii)         No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii)        The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv)        The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact selected by it with reasonable care.

(v)         The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Loan.

Section 11.02.         Delegation of Duties

(a)          Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b)          Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03.         Agents’ Reliance, Etc.

(a)          Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believe by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)          No Agent shall be liable for the actions of omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. In the absence of gross negligence, fraud or willful misconduct by such Agent, each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless such Agent was grossly negligent in ascertaining the relevant facts or engaged in fraud or willful misconduct. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)          No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control, provided that such Agent takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)          The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s, receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e)          Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 11.04.         Indemnification

Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the any Agent hereunder.

Section 11.05.         Successor Agents

(a)          Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent.

(b)          Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(c)          Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Collateral Manager, the Equityholder, the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian), but not in its capacities as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XI and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 11.06.         Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07.         Titles

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, no Person listed on the cover page of this Agreement as a “bookrunner” or “arranger” shall have any duties or responsibilities, nor shall such Person have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against such Persons in their respective capacities as such.

ARTICLE XII

MISCELLANEOUS

Section 12.01.         No Waiver; Modifications in Writing

(a)          No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Collateral Manager or the Equityholder in any case shall entitle the Borrower, the Collateral Manager or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b)          No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Equityholder, the Collateral Administrator, the Custodian, the Collateral Agent, the Administrative Agent and the Required Lenders; provided that:

(i)          any Fundamental Amendment shall require the written consent of all Lenders (or, in the case of clauses (a) through (d) of the definition of Fundamental Amendment, in addition to the consent of the foregoing, each Lender directly affected thereby);

(ii)         no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent;

(iii)        any amendment to Section 12.06(a)(iv), clause (a)(ii) of the first proviso to Section 12.09, or Section 12.18 shall require the consent of each CP Lender.

Section 12.02.         Notices, Etc.

(a)          Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address) to the address, facsimile number or email address, as applicable, set forth with respect to such party on Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided by such party in writing to the Administrative Agent), (ii) in the case of notices to any Lender, posted to Intralinks® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, or (iii) in the case of notices to any Lender, posted to any other electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing of any changes in the address, facsimile number, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request.

(b)          Each of the Collateral Agent, the Custodian and the Collateral Administrator hereby agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (or .pdf files of executed documents), facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, e-mail (or .pdf files of executed documents) or facsimile instructions (or instructions by a similar electronic method), the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s understanding of such instructions actually received by any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, the Collateral Agent, Custodian or Collateral Administrator shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions. Each of the other parties hereto understands and agrees that the none of the Collateral Agent, the Custodian or the Collateral Administrator can determine the identity of the actual sender of such instructions and that the Collateral Agent, the Custodian or the Collateral Administrator shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, including without limitation the risk of any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Collateral Agent, the Custodian or the Collateral Administrator immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 12.03.         Taxes

(a)          Any and all payments by, or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the applicable Borrower, the Collateral Agent or the Administrative Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          In addition, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar Taxes or levies that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16 or Section 12.03(g)) (collectively, the “Other Taxes”).

(c)          The Borrower agrees to indemnify, within ten (10) days after demand therefor each of the Secured Parties for (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Secured Party (or required to be withheld or deducted from payments to a Secured Party) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing in reasonable detail the basis thereof and the amount of such payment or liability will be promptly delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Secured Party and shall be conclusive absent manifest error.

(d)          Promptly after the date of any payment of Taxes pursuant to this Section 12.03, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e)          If any payment is made by the Borrower (or the Collateral Manager on its behalf) to or for the account of any Secured Party after deduction for or on account of any Non-Excluded Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party in its sole discretion, but acting in good faith, determines that it has received a refund of such Non-Excluded Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice apply for such refund and reimburse the Borrower (or the Collateral Manager, as applicable) such amount of any refund (but only to the extent of indemnity payments made under this Section with respect to Taxes giving rise to such refund) received (net of reasonable out-of-pocket expenses, including Taxes, incurred and without interest, other than interest received by the applicable Secured Party from the relevant Governmental Authority) as such Secured Party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Non-Excluded Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the amount paid to such Secured Party pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in this paragraph (e), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f)          Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Lender, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (A), (B) and (D) of Section 12.03(f)(i)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          Without limiting the generality of the foregoing.

(A)         any Lender that is a U.S. Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agents on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W-8ECI;

(iii)        in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(C)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)        to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)         any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agents), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code as applicable), such Lender shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(g)          If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Secured Party determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 12.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Secured Party in connection with any such designation or assignment.

(h)          Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)          Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes or Other Taxes, as applicable, and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (i).

Section 12.04.         Costs and Expenses; Indemnification

(a)          The Borrower agrees to promptly pay on written demand all reasonable and documented out-of-pocket costs and expenses of the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent plus, if necessary, one additional local counsel, one outside counsel for the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator (unless one counsel shall not be able to represent such parties due to an actual or perceived conflict of interest), costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on written demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented costs and expenses incurred by the Collateral Agent or the Custodian in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent and the Collateral Administrator. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law.

(b)          The Borrower agrees to indemnify and hold harmless each Secured Party, each Conduit Trustee, and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party (limited, solely in the case of Liabilities owing to the Administrative Agent in respect of attorney’s fees and expenses, to the reasonable and documented attorney’s fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction), in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower or the Collateral Manager contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by the Borrower or the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except to the extent such unenforceability is due to the bankruptcy of such Obligor), or any other claim resulting from any related property securing such Collateral Loan; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within one (1) Business Day of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; in each case, except (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence, fraud or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, (B) to the extent any such Liability results from a claim brought by the Borrower against an Indemnified Party (other than the Collateral Agent, the Custodian or the Collateral Administrator) for material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower has obtained a final, nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) to the extent any such Liability results from a claim solely between or among Indemnified Parties (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as the Administrative Agent, Collateral Agent, Custodian, Securities Intermediary, Collateral Administrator or any similar role) and not arising out of any act or omission on the part of the Borrower, the Collateral Manager or their respective Affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there is a final judgment for the party claiming against such Indemnified Party, the Borrower agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent set forth in this Section 12.04(b).  The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. In no case shall the Borrower be responsible for any Indemnified Party’s lost revenues or lost profits. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Indemnity by Equityholder. The Equityholder agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Equityholder in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including (but not limited to) any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) any breach or alleged breach of any covenant by the Equityholder contained in any Facility Document; (ii) any representation or warranty made or deemed made by the Equityholder contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iii) any failure by the Equityholder to comply with any Applicable Law or contractual obligation binding upon it; and (iv) any action or omission, not expressly authorized by the Facility Documents, by the Equityholder or any Affiliate of the Equityholder which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence, fraud or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Equityholder, any of the Equityholder’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Equityholder shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Equityholder (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Equityholder agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent set forth in this Section 12.04(c).  The Equityholder shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. In no case shall the Equityholder be responsible for any Indemnified Party’s lost revenues or lost profits. This Section 12.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05.         Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06.         Assignability

(a)          Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Administrative Agent and the Borrower, assign to any Person (other than to a Disqualified Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within five (5) Business Days of receipt of any such request for consent; and provided, further, that:

(i)          each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is (1) a Lender or any of its Affiliates or (2) managed by a Lender or any of its Affiliates;

(ii)         the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing;

(iii)        notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person (which each Lender agrees to use reasonable efforts to make such assignment to a Person who is not a Disqualified Person) without the consent of the Borrower or the Administrative Agent if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); and

(iv)        any CP Lender may make an assignment to its Conduit Support Provider, any other CP Lender for which the Conduit Support Provider of such assignor or an Affiliate thereof is the Conduit Support Provider, its Program Manager or any other CP Lender for which such assignor’s Program Manager or an Affiliate thereof is the Program Manager, without the consent of the Borrower or the Administrative Agent.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Citibank, N.A.). Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower or any of its Affiliates, and (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b)          The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)          (i)          Any Lender may, without the consent of the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.09, 2.10, and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section; provided that (x) such Participant agrees to be subject to the provisions of Sections 2.16 and 12.03(f) as if it were an assignee under clause (a) of this Section and (y) no Participant shall be entitled to any amount under Section 2.09, 2.10, or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii)         In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). The Participant Register shall be available for inspection by the Administrative Agent and from time to time upon reasonable prior notice and shall be available to any Lender (as to itself but not as to any other Lender or Agent) at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations or for the Borrower, any Agent, the Collateral Administrator, the Custodian or the Securities Intermediary to satisfy any information reporting requirement with respect to payments made to such Participant. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06.

(e)          Notwithstanding anything to the contrary set forth herein or in any other Facility Document and each Lender hereunder, and each Participant, must at all times be an “accredited investor” as defined in paragraphs (1), (2), (3), and (7) of Rule 501(a) under the Securities Act (an “Accredited Investor”) and a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is an Accredited Investor and a Qualified Purchaser and it is not a Disqualified Person. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or Commitments, as applicable, to any Person unless such Person is an Accredited Investor and a Qualified Purchaser.

(f)          Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g)          The Administrative Agent and each assignor of Advances or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant, as applicable, in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Person; provided that such reliance by such assignor or seller is in good faith and reasonable under the circumstances. Upon reasonable request by any Lender, the Administrative Agent shall provide, and Borrower hereby expressly authorizes the Administrative Agent to provide, the list of Disqualified Persons to any Lender upon such Lender’s request therefor. Any assignment to a Disqualified Person or grant or sale of participation to a Disqualified Person in violation of this Agreement shall be null and void. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant, as applicable, is a Disqualified Person or (y) have any liability with respect to or arising out of any assignment of Advances or any participation, or disclosure of confidential information, to any Disqualified Person.

Section 12.07.         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08.         Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09.         Confidentiality

Each Secured Party agrees to keep confidential all information provided to it by the Borrower, the Collateral Manager or the Equityholder with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager, the Equityholder or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) as reasonably required to comply with the provisions of this Agreement and the other Facility Documents (i) to any Secured Party or any Affiliate of a Secured Party or (ii) any of their respective Affiliates, employees, officers, directors, auditors, agents, attorneys, accountants, other professional advisors and, in the case of any CP Lender, to its respective Program Manager, Conduit Support Providers, any Conduit Rating Agency (including its professional advisors), any Conduit Trustee and any Affiliates of any such party (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted, use commercially reasonable efforts to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (d) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation of this Agreement, (e) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (h) with the consent of the Borrower.

Section 12.10.         Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11.         Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.12, 2.23, 12.03, 12.04, 12.09, 12.16, 12.17, 12.18, 13.09(d), 14.06(b), 15.09 and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent; provided that the agreements in Section 12.09 shall survive for a period of one year following the termination of this Agreement.

Section 12.12.         Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)          consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          other than the Custodian, Collateral Agent, Securities Intermediary and the Collateral Administrator, agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13.         IMPORTANT WAIVERS

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE COLLATERAL MANAGER, THE BORROWER, THE EQUITYHOLDER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE COLLATERAL MANAGER PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY. EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14.         PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested in writing by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Each of the Collateral Agent, the Collateral Administrator, the Custodian, the Securities Intermediary also hereby notifies the Administrative Agent and the Lenders that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Administrative Agent and the Lenders, which information includes the name and address of the Administrative Agent and the Lenders and other information that will allow the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary the Agent or any Lender in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested in writing by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act. The Administrative Agent and the Lenders shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested in writing by the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary in order to assist the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15.         Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16.         Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 12.17.         Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower, the Collateral Manager and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18.         Special Provisions Applicable to CP Lenders.

(a)          Each of the parties hereto (each, a “Restricted Person”) hereby agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and one day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding.

(b)          Provided that the Restricted Person has complied with clause (a), nothing in clause (a) above shall limit the right of any Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c)          Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, including the obligations under this Agreement, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes.

(d)          No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. No CP Conduit shall or shall be obligated to, pay any amount pursuant to this Agreement unless (x) such CP Conduit has received funds which may be used to make such payment and which funds are not required to repay other debt of such CP Conduit pursuant to the program documents governing such CP Conduit’s operations and (y) after giving effect to such payment, either (A) such CP Conduit could issue its Commercial Paper Notes to refinance all of its outstanding Commercial Paper Notes (assuming such outstanding Commercial Paper Notes matured at such time) in accordance with the program documents governing such CP Conduit’s operations or (B) all of such CP Conduit’s Commercial Paper Notes are paid in full. Prior to the commencement of any insolvency proceeding by or against a CP Conduit, any amount that such CP Conduit does not pay pursuant to the operation of the preceding sentence shall not constitute a claim against or obligation of such CP Conduit for any such insufficiency unless and until such payment may be made in accordance with the preceding sentence.

(e)          Each CP Lender may act hereunder by and through its Program Manager.

(f)          Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(g)          No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider or Conduit Trustee of an interest in the rights of such CP Lender in any Advance funded by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender's obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender's right hereunder, provided that any such foreclosure, perfection on an assignment or enforcement shall be subject to the assignment provisions of Section 12.06.

(h)          Each CP Lender or its Program Manager shall determine and announce to the Administrative Agent and the Borrower the CP Rate for each Advance or portion thereof that is made by such CP Lender to the extent such CP Lender is funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, such determination to be conclusive absent manifest error.

Section 12.19.         [Reserved].

Section 12.20.         [Reserved].

Section 12.21.         [Reserved].

Section 12.22.         Acknowledgment and Consent to Bail-In of EEA Financial Institutions

(a)          Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Facility Document, except to the extent such liability is excluded under the Bail-In Legislation from the scope of any Bail-In Action, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii)         the effects of any Bail-in Action on any such liability, including, if applicable:

(A)         a reduction in full or in part or cancellation of any such liability (including without limitation a reduction in any accrued or unpaid interest in respect of such liability);

(B)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(C)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XIII

CUSTODIAN

Section 13.01.         Appointment of Custodian

(a)          Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of the Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b)          Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c)          Custodian. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02.         Duties of Custodian

(a)          Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b)          Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03.         Delivery of Collateral Loans to Custodian.

(a)          The Collateral Manager (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email, except for the original promissory note, if any) promptly (and in any event within five (5) Business Days of receipt) to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein. The Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it. In connection with each delivery of a Loan File to the Custodian, the Borrower shall represent and warrant that the Loan Files delivered to the Custodian are complete in all material respects. The Custodian shall notify the Collateral Administrator of the Custodian’s receipt of any sealed envelopes described in Section 5.01(p) purporting to contain any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan.

(i)          Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

(ii)         In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 13.04.         Release of Documents/Control By Agents.

(a)          The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of Proper Instructions (specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b)          Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon Proper Instructions or other instructions from the Borrower (or the Collateral Manager on its behalf) hereunder with respect to the Collateral Loans or the Loan Files. From and after its receipt of a Block Notice, the Custodian shall only comply with Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or Administrative Agent.

Section 13.05.         Records.

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06.         Reporting

(a)          If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent.

(b)          The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07.         Certain General Terms

(a)          No Duty to Examine Related Documents. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b)          Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Collateral Manager, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c)          Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d)          Proper Instructions.

(i)          Each of the Administrative Agent, the Collateral Manager and the Borrower will give a notice to the Custodian, in a form acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 9 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Collateral Manager, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 9 attached hereto and made a part hereof (as such Schedule 9 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Collateral Manager as applicable, to the Custodian).

(ii)         The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e)          Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Collateral Manager or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i)          the authority of any Person to act in accordance with such certificate; or

(ii)         any determination or of any action by such Person as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Collateral Manager or Administrative Agent, as applicable.

(f)          Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g)          In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08.         Compensation and Reimbursement of Custodian

(a)          Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b)          Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of one legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c)          Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09.         Responsibility of Custodian

(a)          General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b)          Instructions.

(i)          The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, as applicable.

(ii)         Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)        In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c)          General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)          The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii)         Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii)        In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv)        The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v)         The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Custodian and specifically referencing this Agreement.

(vi)        No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii)       The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii)      The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with reasonable care.

(ix)         The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control, provided that the Custodian takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x)          All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

(xi)         Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

(xii)        The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d)          Indemnification; Collateral Agent’s Lien.

(i)          The Borrower shall and does hereby indemnify and hold harmless the Custodian for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Custodian, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Borrower and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are caused by the Custodian’s own actions constituting gross negligence, fraud or willful misconduct. Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Custodian and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Custodian’s compliance with the Collateral Agent’s or the Administrative Agent’s (each acting at the direction of the Required Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Custodian’s willful misconduct, gross negligence or fraud) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

(ii)         Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

Section 13.10.         Resignation and Removal; Appointment of Successor

(a)          Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b)          The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent.

(c)          The Custodian may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) a Default or an Event of Default shall have occurred and be continuing, or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Collateral Manager.

(d)          If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within 90 days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, prior to the occurrence of a Default or an Event of Default, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning Custodian and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Custodian or the resigning Custodian may petition any court of competent jurisdiction to appoint a successor Custodian.

(e)          Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f)          In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

Section 13.11.         Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12.         Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV

COLLATERAL MANAGEMENT

Section 14.01.         Designation of the Collateral Manager

(a)          Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder in accordance with this Section 14.01, (such Person, the “Collateral Manager”). CION Investment Management, LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof.

(b)          Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02.         Duties of the Collateral Manager

(a)          Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i)          directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii)         supervising the Collateral, including (A) communicating with Obligors; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral, provided that the Collateral Manager shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan that would violate the provisions of Section 5.02(s); and (C) otherwise managing the Collateral on behalf of the Borrower;

(iii)        preparing and submitting claims to Obligors on each Collateral Loan;

(iv)        maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v)         promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi)        notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii)       maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)      instructing the Obligors or, if applicable, the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(ix)         complying with such other duties and responsibilities as required of the Collateral Manager by this Agreement; and

(x)          on each Measurement Date, providing to the Borrower, each Lender, the Administrative Agent and the Collateral Agent the reports specified Schedule 12 hereto, a Borrowing Base Calculation Statement and items 2, 3 and 17 of Schedule 2 hereto. On a monthly basis, the Collateral Manager will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent the reports specified in Schedule 3 hereto.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b)          The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c)          The Collateral Manager shall not be responsible or liable for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, provided that the Collateral Manager takes commercially reasonable efforts to resume performance after the cessation of such acts and nothing herein shall prevent the occurrence of a Default, an Event of Default or a Collateral Manager Default.

Section 14.03.         Authorization of the Collateral Manager

The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Collateral Manager shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04.         Separateness Provisions of the Borrower.

The Collateral Manager shall not in any way interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement or the Separateness Provisions.

Section 14.05.         Compensation

As compensation for its administrative and management activities hereunder, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee pursuant to the Priority of Payments.

The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Borrower, the Collateral Administrator and the Collateral Agent no later than the Determination Date immediately prior to such Payment Date. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

The Collateral Manager may, in its sole discretion, elect to defer payment of all or a portion of the Collateral Management Fee on any Payment Date by providing written notice to the Collateral Agent of such election no later than the Determination Date immediately prior to such Payment Date. The Collateral Manager may elect to receive payment of all or any portion of the deferred Collateral Management Fee on any Payment Date to the extent of funds available to pay such amounts in accordance with the Priority of Payments by providing notice to the Collateral Agent and the Administrative Agent of such election and the amount of such fees to be paid on or before three (3) Business Days preceding such Payment Date.

If and to the extent that there are insufficient funds to pay any Collateral Management Fee in full on any Payment Date or if any Collateral Management Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06.         Expenses; Indemnification

(a)          The Collateral Manager shall be responsible for its expenses incurred by it in the performance of its obligations under this Agreement.

(b)          The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Collateral Manager in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including (but not limited to) any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) any breach or alleged breach of any covenant by the Collateral Manager contained in any Facility Document; (ii) any representation or warranty made or deemed made by the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iii) any failure by the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (iv) any action or omission, not expressly authorized by the Facility Documents, by the Collateral Manager or any Affiliate of the Collateral Manager which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (v) the commingling by the Collateral Manager of Collections on the Collateral at any time with other funds; (vi) the failure of the Collateral Manager or any of its agents or representatives to remit to the Collection Account, within one (1) Business Day of receipt, Collections on the Collateral Loans remitted to the Collateral Manager or any such agent or representative as provided in this Agreement; and (vii) the treatment or representation, in any computations made by it in connection with any Monthly Report, Payment Date Report, Borrowing Base Calculation Statement or other report prepared by it hereunder of any commercial loans as Eligible Collateral Loans, which were Ineligible Collateral Loans as of the date of any such computation; except (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence, fraud or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, (B) to the extent any such Liability results from a claim brought by the Collateral Manager against an Indemnified Party (other than the Collateral Agent, the Custodian or the Collateral Administrator) for material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Collateral Manager has obtained a final, nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) to the extent any such Liability results from a claim solely between or among Indemnified Parties (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as the Administrative Agent, Collateral Agent, Collateral Administrator or any similar role) and not arising out of any act or omission on the part of the Borrower, the Collateral Manager or their respective Affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Collateral Manager, any of the Collateral Manager’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Collateral Manager shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Collateral Manager (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Collateral Manager agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent set forth in this Section 14.06(b).  The Collateral Manager shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. In no case shall the Collateral Manager be responsible for any Indemnified Party’s lost revenues or lost profits. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.07.         The Collateral Manager Not to Resign; Assignment

(a)          The Collateral Manager shall not resign from the obligations and duties hereby imposed on it.

(b)          The Collateral Manager may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.

Section 14.08.         Appointment of Successor Collateral Manager

(a)          Upon the occurrence of an Event of Default, notwithstanding anything herein to the contrary, the Administrative Agent (as directed by the Required Lenders), with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, may terminate all of the rights and obligations of the Collateral Manager as “Collateral Manager” under this Agreement. The Administrative Agent, with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, shall appoint a successor Collateral Manager (the “Successor Collateral Manager”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a successor Collateral Manager is appointed as set forth above, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Collateral Manager hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b)          Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager; provided that the Successor Collateral Manager shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager.

(c)          Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV

THE COLLATERAL ADMINISTRATOR

Section 15.01.         Designation of Collateral Administrator

(a)          Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b)          Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02.         Certain Duties and Powers

(a)          The Collateral Administrator shall assist the Borrower and the Collateral Manager in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Collateral Manager (and, where applicable, the Borrower’s independent public accountants) certain reports, schedules, calculations all as more particularly described in this Section 15.02 below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Agreement) based upon information and data received from the Borrower and/or the Collateral Manager, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Collateral Manager hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Collateral Manager under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i)          create a database with respect to the Collateral Loans, Equity Securities and Eligible Investments credited to the Covered Accounts within five (5) Business Days of the Closing Date;

(ii)         permit access to the information in the Collateral database by the Collateral Manager and the Borrower;

(iii)        update the Collateral database promptly for ratings changes and for Collateral Loans, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Collateral database to the Administrative Agent no later than 5:00 p.m. on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrower or the Collateral Manager as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iv)        track the receipt and daily allocation of cash to the Collection Account and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Account to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day;

(v)         prepare and arrange for the delivery of each Monthly Report and Payment Date Report; and

(vi)        provide the Collateral Manager with such other information as may be reasonably requested in writing by the Collateral Manager and as is within the possession of the Collateral Administrator.

(b)          A reasonably sufficient time prior to the date on which (i) each Monthly Report is required to be provided pursuant to Section 8.09(a) or (ii) each Payment Date Report is required to be provided pursuant to Section 8.09(b), the Collateral Administrator shall calculate, using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 15.02(a) above and any other Collateral information normally maintained by the Collateral Administrator, and subject to the Collateral Administrator’s receipt from the Collateral Manager of the information required for the preparation of the Monthly Report or the Payment Date Report, each item required to be stated in such Monthly Report or Payment Date Report in accordance with this Agreement and provide the results of such calculations to the Collateral Manager so that the Collateral Manager may confirm such results in accordance with Section 15.02(d). Upon approval by the Collateral Manager, the Collateral Administrator shall deliver the Monthly Report or Payment Date Report, as applicable, to the Borrower, the Collateral Manager, the Equityholder and the Administrative Agent in a form mutually acceptable to the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Collateral Administrator.

(c)          No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i)          this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii)         the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii)        no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv)        in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(d)          The Borrower and the Collateral Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations and information relating to the Monthly Reports and the Payment Date Reports or as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Collateral Manager). The Collateral Manager shall review and verify the contents of the aforesaid reports. To the extent any of the information in such reports, instructions or certificates conflicts with information, data or calculations in the records of the Collateral Manager, the Collateral Manager shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Collateral Manager in connection with the Collateral Manager’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Collateral Manager within a reasonably sufficient time (as agreed between the Collateral Manager and the Collateral Administrator) prior to any applicable due date to enable such review. The Collateral Manager further agrees to send such reports, instructions, statements and certificates to the Borrower for execution.

(e)          The Collateral Administrator shall have no obligation to determine the Asset Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(f)          The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator's own bad faith, willful misconduct, gross negligence, fraud or reckless disregard of its duties hereunder. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(g)          It is expressly acknowledged by the Borrower and the Collateral Manager that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Collateral Manager (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(h)          Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, or to evaluate or verify the Collateral Manager's characterization of any Collateral Loan, including whether any item of Collateral is a Broadly Syndicated Loan, Caa/CCC Loan, Revolving Collateral Loan, Delayed Drawdown Collateral Loan, Fixed Rate Obligation, Noteless Loan, PIK Loan, DIP Loan, Related Loan, Eligible Collateral Loan, Ineligible Collateral Loan, Equity Security, First Lien Loan, Second Lien Loan, Floor Obligation, Structured Finance Obligation, Certificated Security, Uncertificated Security or Covenant Lite Loan, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager or from (or in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. In addition, the Collateral Manager shall notify the Collateral Administrator of any Material Modification of a Collateral Loan.

Section 15.03.         Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)          The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)          If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Collateral Manager of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c)          Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d)          In no event shall the Collateral Administrator be liable for any indirect, special, punitive or consequential damages (including lost profits), whether or not it has been advised of the likelihood of such damages.

(e)          The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(f)          The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(g)          No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h)          The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(i)          The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with reasonable care.

(j)          The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control, provided that the Collateral Administrator takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(k)          All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(l)          Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Collateral Administrator.

(m)          The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

Section 15.04.         Compensation and Reimbursement of Collateral Administrator

(a)          The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b)          The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c)          All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05.         Resignation and Removal; Appointment of Successor

(a)          Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b)          The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Collateral Manager and the Lenders not less than 90 days prior to such resignation.

(c)          The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Collateral Manager.

(d)          The Collateral Administrator may be removed at any time by the Collateral Manager upon ten (10) Business Days’ notice (with the prior written consent of the Administrative Agent).

(e)          If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Collateral Manager Default shall have occurred and be continuing, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Collateral Administrator or the resigning Collateral Administrator may petition any court of competent jurisdiction to appoint a successor Collateral Administrator.

Section 15.06.         Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07.         Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08.         Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Collateral Manager and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Custodian (or such Collections shall have been identified), the Collateral Administrator shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Proceeds or Interest Proceeds shall be held in the Collection Account.

Section 15.09.         Indemnification

(a)          The Borrower shall and does hereby indemnify and hold harmless the Collateral Administrator for and from any and all costs and expenses (including reasonable and documented attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Collateral Administrator, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Collateral Administrator’s duties hereunder, or the relationship between the Borrower and the Collateral Administrator created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Collateral Administrator’s own actions constituting gross negligence, fraud or willful misconduct. Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Collateral Administrator and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Collateral Administrator’s compliance with the Collateral Agent’s (acting at the direction of the Administrative Agent or the Required Lenders) or the Administrative Agent’s (acting at the direction of the Required Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Collateral Administrator’s willful misconduct, fraud or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FLATIRON FUNDING II, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CION Investment Management, LLC, as Collateral Manager

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CION INVESTMENT CORPORATION, as the Equityholder

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. Bank National Association, as Collateral Agent and as Collateral Administrator

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. Bank National Association, as Custodian

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]